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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

The Allstate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
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The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062

LETTER TO STOCKHOLDERS FROM YOUR BOARD OF DIRECTORS
April 6, 2015
To Our Stockholders,

The actions we took in 2014 relating to strategy, capital utilization, executive compensation and governance built on a strong foundation of results and oversight. The complete story is provided in the annual report and this proxy statement but this letter highlights the significant actions taken based on conversations with stockholders throughout the year. Overall, it has been a productive and busy year with total stockholder return of 30.9% for 2014. This brings total stockholder return for three- and five- years to 171.0% and 161.2%, respectively, outperforming our property and casualty and life insurance peers. At the same time, progress has been made in becoming a purpose-driven organization that provides customers superior products and services.
STRATEGIC OVERSIGHT

Allstate maintained the same strategy of providing unique value propositions to different segments of the personal lines insurance market. This strategy is working as the company has grown policies in force and improved customer satisfaction while maintaining excellent profitability.
CAPITAL UTILIZATION

In 2014, Allstate returned $2.78 billion to stockholders through a combination of common stock dividends and the repurchase of 8.7% of the outstanding shares. Net income return on equity was 13.3% and the ratio of debt to capital resources was lowered to 18.9% by issuing preferred stock and repaying maturing debt.
EXECUTIVE COMPENSATION
To ensure that our compensation programs and payouts are aligned with stockholder value, we made changes to performance stock awards and equity retention requirements.

•

The goals for performance stock awards were changed to a three-year average operating income return on equity instead of three one-year operating income return on equity goals. The change was made due to reduced homeowners insurance volatility given management's progress in reducing catastrophe exposure.

•

Equity retention requirements were lengthened for the 2014 awards in response to a stockholder proposal in 2013 that received support from approximately one-third of the voted shares. Despite this change, a similar proposal received support from about a quarter of the shares voted in 2014. As a result, we consulted with stockholders representing over one-third of our outstanding shares and the compensation committee's independent advisor to see if additional changes were warranted. We decided to stay with the current equity retention requirements since management's ownership is in excess of the stock ownership guidelines and the proposal is not in line with industry practice, as discussed in more detail on page 72. We did adopt a policy prohibiting the pledging of Allstate securities for senior executives and directors.

CORPORATE GOVERNANCE

We continued our practice of interacting with stockholders on governance issues three times a year: before, during, and after annual stockholder voting. Each Board committee considers this feedback from stockholders and takes action as needed.

•

Board composition is vital to effective oversight and we focus on having a team of independent directors with the capabilities, experience, diversity, and tenure to represent your interests. Mike Eskew joined this team in 2014 and brings substantial operating, technology, and governance experience.

•

Mandatory auditor rotation was considered by the audit committee, and it determined that a process of annual evaluation remained appropriate. The committee has solicited requests for information from other auditing firms within the last three years.

• Cybersecurity is a growing threat for all companies, so the audit committee increased its focus on these initiatives to supplement oversight by the Board and the risk and return committee.

•

The Board expanded its efforts to develop a thorough understanding of the company's leadership depth and culture. Board members have regular interaction with senior management, an annual interactive dialogue with other high-performing officers, and participate in ethics discussions with officers.

We want to thank two very experienced and effective directors who are retiring from the Board. Duane Ackerman, lead director, provided his expertise and wisdom for 16 years. Jack Greenberg's advice and guidance have also been invaluable for 13 years. Their service on behalf of Allstate stockholders has been exemplary. We will miss them and are extremely thankful that they chose to share their expertise with us.
As Allstate's Board of Directors, we remain fully committed to helping Allstate serve customers, deliver excellent operating results, and create attractive stockholder returns.

F. Duane Ackerman	Robert D. Beyer	Kermit R. Crawford

Michael L. Eskew	Jack M. Greenberg	Herbert L. Henkel
Siddharth N. (Bobby) Mehta Judith A. Sprieser	Andrea Redmond Mary Alice Taylor	John W. Rowe Thomas J. Wilson

New Sections Include...

Proxy Summary. See a snapshot of the annual meeting agenda, and the governance, executive compensation, and other highlights for 2014.	Page 2

Evaluation Process for Current Directors. Learn about our comprehensive process for directors.	Page 10

Overview of Director Nominees. Read a summary of the 10 diverse, highly qualified nominees for our Board of Directors.	Page 12

Stockholder Engagement. Understand our ongoing engagement with stockholders.	Page 26

Executive Overview of Compensation. Review our 2014 performance; how we align pay with performance; and changes to our compensation program.	Page 28

Incentive Design and Goal Setting. Review our compensation and succession committee's robust process for determining annual and long-term incentives for management.	Page 33

Other Highlights...

How to vote in advance of the annual meeting.

Cybersecurity oversight enhanced. Page 23

PROXY STATEMENT	Notice of Annual Meeting

Notice of 2015 Annual Meeting of Stockholders

When:	Tuesday, May 19, 2015, at 11:00 a.m. Central time. Registration begins at 10:00 a.m.
Where:	Allstate, West Plaza Auditorium
3100 Sanders Road
Northbrook, Illinois 60062
Items of Business:	• Election of 10 directors.
• Say-on-pay: advisory vote on the compensation of the named executives.
• Ratification of appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2015.
• One stockholder proposal, if properly presented at the meeting.
In addition, any other business properly presented may be acted upon at the meeting.
Who Can Vote:	Holders of Allstate stock at the close of business on March 20, 2015. Your vote is important. Please vote as soon as possible by one of the methods shown below.
Attending the Meeting:	Stockholders who wish to attend the meeting in person should review page 74.
Date of Mailing:
On April 6, 2015, Allstate began mailing its notice of Internet availability of proxy materials, proxy statement and annual report, and proxy card/voting instruction form to stockholders and to participants in the Allstate 401(k) Savings Plan.

By Order of the Board,

Susan L. Lees Secretary
April 6, 2015

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to Be Held on May 19, 2015.
The Notice of 2015 Annual Meeting, Proxy Statement, and 2014 Annual Report and
the means to vote by Internet are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT: HOW TO VOTE IN ADVANCE

By Telephone	By Internet	By Mail	By Tablet or Smartphone
In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.	You can vote your shares online at www.proxyvote.com.	You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	You can vote your shares online with your tablet or smartphone by scanning the QR code above.

Make sure to have your proxy card or voting instruction form in hand and follow the instructions.

The Allstate Corporation | 1

Proxy Summary	PROXY STATEMENT

Proxy Summary

This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.

2015 Annual Meeting of Stockholders

Time and Date:	11:00 a.m. Central time, Tuesday, May 19, 2015
Place:	Allstate, West Plaza Auditorium, 3100 Sanders Road, Northbrook, IL
Record Date:	March 20, 2015
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.

Meeting Agenda and Voting Recommendations

	Proposal	Board Recommendation	Page

1.	Election of 10 Directors.	FOR	11

2.	Say-on-Pay: Advisory Vote on the Compensation of Named Executives.	FOR	27

3.	Ratification of the Appointment of Deloitte & Touche LLP for 2015.	FOR	69

4.	Stockholder Proposal on Equity Retention by Senior Executives.	AGAINST	71

Governance Highlights

See "Letter to Stockholders from Your Board of Directors" for an overview describing Allstate's strategy, capital utilization, executive compensation, and governance in 2014.

Board Highlights

Added a new director in 2014: Mr. Eskew adds operating, technology, and corporate governance leadership experience to our Board. Page 15

Ms. Sprieser will be our new lead director assuming her re-election at the 2015 annual meeting. Page 23

The composition of the nominees for the Board of Directors consists of:

Independence	Diversity	Public Company Board Experience	CEO Experience	Relevant Industry Experience	Tenure <5 years

2 | The Allstate Corporation

PROXY STATEMENT	Proxy Summary

2014 Highlights

Strong operational performance resulted in net income available to common stockholders of $2.75 billion, or $6.27 per diluted common share, compared with $2.26 billion, or $4.81 per diluted common share in 2013. Page 28

Total cash paid to stockholders was $2.78 billion, which included common stock dividends and share repurchases. Page 28

Total stockholder return was 30.9%, which brings the three- and five-year returns to 171.0% and 161.2%, respectively. Page 29

Executive Compensation Highlights

2012-2014 Operating Income(1) Compared with CEO Total Compensation(2)

(1)
The Operating Income measure is not based on accounting principles generally accepted in the United States of America ("non-GAAP") and is defined and reconciled to the most directly comparable GAAP measure in Appendix D.

(2)
As reported in the "Total" column of the Summary Compensation Table.

Operating income declined in 2014 as a result of increased catastrophe losses and the disposition of Lincoln Benefit Life Company. The underlying combined ratio remained at an attractive level and Property-Liability premiums written grew by 5%. Page 28 and Appendix D

Total 2014 compensation for the CEO decreased 16% year over year despite a total return to stockholders in excess of peers and the overall market. Page 47

Enhanced disclosure on incentive compensation goal-setting in response to stockholder feedback. Page 33

Measurement period for performance stock awards was changed from three separate one-year periods to one single three-year period. Page 36

Lengthened equity retention requirements in response to stockholder dialogue. Page 38

Other Highlights

Adopted policy in 2014 prohibiting pledging. Page 38

Director compensation was changed in 2014. Page 64

See more about the audit committee's oversight and engagement of the independent auditor. Page 69

To attend the annual meeting, you must follow certain procedures. Page 74

The titles and responsibilities of certain executive officers changed effective January 2015. Appendix C

The Allstate Corporation | 3

Proxy and Voting Information	PROXY STATEMENT

WHO IS ASKING FOR YOUR VOTE AND WHY:	The Allstate Board of Directors is soliciting proxies for use at the annual meeting of stockholders to be held on May 19, 2015, and any adjournments or postponements of the meeting. The annual meeting will be held only if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the meeting by proxy or in person. To ensure there will be a quorum, the Allstate Board asks you to vote before the meeting, which allows your Allstate stock to be represented at the annual meeting. Instructions on how to vote your shares are included on the Notice on page 1.

WHO CAN VOTE:	The Allstate Board has set the close of business on March 20, 2015 as the record date for the meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on March 20, 2015. On that date, there were 408,878,853 Allstate common shares outstanding and entitled to vote at the annual meeting.

HOW TO VOTE:	If you hold shares in your own name as a registered stockholder, you may vote in person by attending the annual meeting, or you may instruct the proxies how to vote your shares by following the instructions on the proxy card/voting instruction form. If you plan to attend the meeting in person, please see the details on page 74.

If you hold shares in street name (that is, through a broker, bank, or other record holder), you should follow the instructions provided by your broker, bank, or other record holder to vote your shares.

If you hold shares through the Allstate 401(k) Savings Plan, please see the instructions on page 73.

Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your voting instructions by providing instructions again by telephone, by Internet, in writing, or, if you are a registered stockholder, by voting in person at the annual meeting.

CONFIDENTIALITY OF VOTES:	All proxies, ballots, and tabulations that identify the vote of a particular stockholder are confidential, except as necessary to allow the inspector of election to certify the voting results or to meet certain legal requirements. A representative of American Election Services, LLC will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers, and employees.

If you write a comment on your proxy card, voting instruction form, or ballot, it may be provided to our secretary along with your name and address. Your comments will be provided without reference to how you voted, unless the vote is mentioned in your comment or unless disclosure of the vote is necessary to understand your comment. At our request, the distribution agent or the solicitation agent will provide us with periodic status reports on the aggregate vote. These status reports may include a list of stockholders who have not voted and breakdowns of vote totals by different types of stockholders, as long as we are not able to determine how a particular stockholder voted.

DISCRETIONARY VOTING AUTHORITY OF PROXIES:	If you submit a signed proxy card/voting instruction form to allow your shares to be represented at the annual meeting, but do not indicate how your shares should be voted on one or more proposals, then the proxies will vote your shares as the Board of Directors recommends on those proposals. Other than the proposal listed on page 71, we do not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

4 | The Allstate Corporation

PROXY STATEMENT	Proxy and Voting Information

Providing Voting Instructions

You may instruct the proxies to vote "FOR" or "AGAINST" each proposal, or you may instruct the proxies to "ABSTAIN" from voting. Each share of common stock outstanding on the record date will be entitled to one vote on each of the 10 director nominees and one vote on each other proposal.

	Proposal	Board Recommendation	Rationale for Board Recommendation

1.	Election of 10 Directors. Pages 11-22		• Broad and diverse slate of directors. • All candidates are highly successful executives with relevant skills and experience. • Balanced tenure with 9 of 10 independent of management.

2.	Say-on-Pay.* Advisory Vote on the Compensation of Named Executives. Pages 27-63		• Strong oversight by compensation and succession committee. • Excellent 2014 business results. • Pay for performance alignment.

3.	Ratification of Auditors.* Ratification of Deloitte & Touche LLP as the Independent Registered Public Accountant for 2015. Pages 69-70

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Independent with few ancillary services.

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Reasonable fees.

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The audit committee has solicited requests for information from other auditing firms in the last three years and decided to recommend retaining Deloitte & Touche LLP.

4.	Stockholder Proposal on Equity Retention by Senior Executives.* Pages 71-72

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Equity retention requirements for senior executives were lengthened in 2014.

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The Board considered further expanding equity retention requirements and concluded that no further restrictions were warranted.

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Existing policies align executives' incentives with stockholders' interests.

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Management's stock ownership substantially exceeds ownership requirements.

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A policy prohibiting the pledging of stock by senior executives and directors was put in place in 2014.

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Implementation of the proposal would have undesirable secondary consequences.

* Advisory/Non-Binding Proposal
The Allstate Corporation | 5

Proxy and Voting Information	PROXY STATEMENT

Vote Required to Approve Proposals

Shares of common stock represented by a properly completed proxy card/voting instruction form will be counted as present at the meeting for purposes of determining a quorum, even if the stockholder is abstaining from voting.

Proposal 1.    To be elected under Allstate's majority vote standard, each director must receive an affirmative vote of the majority of the votes cast. In other words, the number of shares voted "For" a director must exceed 50% of the votes cast on that director. Abstentions will not be counted as votes cast and will have no impact on the vote's outcome.

Proposals 2, 3 and 4.    To be approved, a majority of the shares present in person or represented by proxy at the meeting and entitled to vote must be voted "For" the proposal. Abstentions will have the effect of a vote against the proposal.

Effect of Broker Non-Votes

Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters the New York Stock Exchange considers "routine," such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in the absence of instructions on "non-routine" matters, such as the election of directors, say-on-pay, and the stockholder proposal. Broker non-votes will not be counted as shares entitled to vote on any matter and will have no impact on the vote's outcome.

6 | The Allstate Corporation

PROXY STATEMENT	Corporate Governance Practices

Allstate has a history of strong corporate governance. By evolving our governance approach in light of best practices, our Board drives sustained stockholder value and best serves the interests of Allstate stockholders.

✓	Annual election of all directors.
✓	Majority vote standard. Each director must be elected by a majority of votes cast, not a plurality, in uncontested elections.
✓	No stockholder rights plan ("poison pill").
✓	No supermajority voting provisions.
✓	Confidential voting.
✓	Stockholders holding 10% or more of our outstanding stock have the right to call a special meeting.
✓	Stockholders holding 10% or more of our outstanding stock have the right to request action by written consent.
✓	Stockholder engagement. Allstate regularly engages with its stockholders to better understand their perspectives.
✓	Board committees review and assess stockholder feedback to determine whether action is necessary.
✓
9 out of 10 independent Board members. The Board has determined that these members are independent within the meaning of applicable laws, NYSE listing standards, and the Director Independence Standards.
✓	Independent lead director.
✓
Independent Board committees. Each committee other than the executive committee is made up of independent directors. Each committee operates under a written charter that has been approved by the Board and is available to stockholders.
✓	Proactive Approach to Governance. Allstate has a continuous process of reviewing emerging corporate governance issues and trends. The Board created a risk and return committee in 2013.

✓	Formal director evaluation process. Each year, the performance of each director is assessed by the lead director, chairman of the Board, and chair of the nominating and governance committee. Feedback is provided as necessary. Every other year, discussions are held with each director to discuss future plans on continued Board membership.
✓	Board dialogue and interaction is comprehensive.

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Formal process to facilitate cross-committee and Board communication.

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Self-evaluation process at the end of each in-person committee and Board meeting.

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Committee reports provided to the Board specifically ask if any issues need to be further reviewed by the entire Board.

✓	Each committee has the authority to retain independent advisors. Currently, all independent committees utilize external advisors.
✓
Annual report on corporate involvement with public policy. The report provides transparency on Allstate initiatives to promote sound public policy and can be found at www.allstate.com/publicpolicyreport.
✓
Robust code of ethics. Allstate is committed to operating its business with the highest level of ethical conduct and has adopted a comprehensive Code of Ethics that applies to all of its employees, as well as the Board of Directors. Allstate's Code of Ethics is available at www.allstatecodeofethics.com.
✓	Expanded equity retention requirements for senior executives in 2014. Significant requirements strongly link the interests of management with those of stockholders.

You can learn more about our corporate governance by visiting www.allstateinvestors.com, where you will find our Corporate Governance Guidelines, each standing committee charter, our Code of Ethics, and Director Independence Standards. Each of these documents also is available in print upon request made to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127. For your convenience, you can scan this QR code with your mobile device to view our corporate governance documents online.
The Allstate Corporation | 7

Corporate Governance Practices	PROXY STATEMENT

Board Meetings and Committees

The following table identifies each standing committee of the Board, its members, functions, and the number of meetings held during 2014. The Board has determined the members of the audit, compensation and succession, nominating and governance, and risk and return committees are independent within the meaning of applicable laws, NYSE listing standards, and the Director Independence Standards in effect at the time of determination.

	Key Responsibilities	Meetings in 2014	Directors

The Allstate Corporation Board of Directors	• Strategic oversight • Corporate governance • Stockholder advocacy • Leadership	6	Chair: Thomas J. Wilson Independent Lead Director: F. Duane Ackerman • 11 of 12 are independent.

Audit Committee Report: Page 70

•

Assists the Board in its oversight of the integrity of financial statements and other financial information, including reviews of Allstate's financial statements; system of internal control over accounting and financial reporting and disclosures; enterprise risk control assessment and guidelines and policies by which risk assessment and management is governed (including cybersecurity risk); ethics; and compliance with legal and regulatory requirements.

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Appoints, retains, and oversees the compensation and work of the independent registered public accountant, and with the Board, evaluates its qualifications, performance, and independence.

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Evaluates Allstate's internal audit function through semi-annual reviews of its audit plan, policies and procedures, resources, risk assessment methodologies, and significant findings.

9	Chair: Judith A. Sprieser

Other Members:

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Robert D. Beyer

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Kermit R. Crawford

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Michael L. Eskew(1)

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Siddharth N. Mehta

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Mary Alice Taylor

The Board determined that Ms. Sprieser, Mr. Beyer, Mr. Eskew, Mr. Mehta, and Mrs. Taylor are each an audit committee financial expert. Messrs. Henkel and Rowe have the background and experience to qualify as audit committee financial experts but do not currently serve on the audit committee.

Compensation and Succession Committee Report: Page 46	• Administers Allstate's executive compensation plans and has sole authority to retain the committee's independent compensation consultant. • Assists the Board in determining the compensation of the executive officers, including the CEO. • Reviews management succession plans and executive organizational structure for Allstate and each significant operating subsidiary.	6	Chair: Jack M. Greenberg Other Members: • Michael L. Eskew(1) • Herbert L. Henkel • Andrea Redmond • John W. Rowe

Nominating and Governance Committee	• Recommends candidates to be nominated by the Board for election as directors. • Reviews the Corporate Governance Guidelines and advises the Board on corporate governance issues. • Determines performance criteria and oversees assessment of the Board's performance and director independence.	5	Chair: John W. Rowe Other Members: • F. Duane Ackerman • Kermit R. Crawford • Andrea Redmond • Mary Alice Taylor

Risk and Return Committee	• Assists the Board in risk and return governance and oversight. • Reviews risk and return process, policies, and guidelines used by management to evaluate, monitor, and manage enterprise risk and return. • Supports the audit committee in its oversight of risk controls and management policies.	5	Chair: Robert D. Beyer Other Members: • Herbert L. Henkel • Siddharth N. Mehta • Judith A. Sprieser

Executive Committee	• Has the powers of the Board in the management of Allstate's business affairs to the extent permitted under the bylaws, excluding any powers granted by the Board to any other committee of the Board. • Provides Board oversight if outside the scope of established committees or if an accelerated process is necessary.	0	Chair: Thomas J. Wilson Other Members: • F. Duane Ackerman • Robert D. Beyer • Jack M. Greenberg • John W. Rowe • Judith A. Sprieser
	• Comprised of lead director, committee chairs and chairman.

(1)
Mr. Eskew joined these committees in January 2015.
8 | The Allstate Corporation

PROXY STATEMENT	Corporate Governance Practices

Nomination Process for Board Election

The Board continuously identifies potential director candidates in anticipation of retirements, resignations, or the need for expanded capabilities. The graphic and bullets below describe the ongoing nominating and governance committee process to identify highly qualified candidates for Board service.

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Board nominees are identified through a retained search firm, suggestions from current directors and stockholders, and other solicitations including self-nominations. Our newest director, Mr. Eskew, was identified by our current directors.

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The nominating and governance committee discusses the desired skills and perspectives. Directors evaluate all candidates for diversity of background, expertise, and perspective, as well as the criteria described in our Corporate Governance Guidelines on allstateinvestors.com.

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Following this initial screening, management conducts deeper inquiries to determine whether there are any existing or potential business conflicts with the candidate or any business entity affiliated with that candidate.
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Based on these results, the committee decides which candidates warrant further consideration.

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Certain directors are designated to meet with each candidate. At the same time, both the search firm and management conduct additional research and analysis.

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Conclusions from due diligence and impressions from meetings are discussed by the nominating and governance committee. The committee recommends candidates for election to the Board. All nominees satisfy requirements of Allstate's bylaws and corporate governance guidelines.

The Board ultimately is responsible for naming nominees for election or appointing directors to serve until election at the next annual meeting.

The Allstate Corporation | 9

Corporate Governance Practices	PROXY STATEMENT

The Board and nominating and governance committee believe that each director should be well-versed in strategic oversight, corporate governance, stockholder advocacy, and leadership in order to be an effective member of the Allstate Board. In addition to this fundamental expertise, the Board and committee seek directors with corporate operating experience, relevant industry experience, financial expertise, or compensation and succession experience. The Board and committee also consider experience in the following areas: investment management, technology, risk management, innovation, customer focus, and global operations.

The Board and committee expect each non-employee director to be free of interests or affiliations that could give rise to a biased approach to directorship responsibilities or a conflict of interest, and free of any significant relationship with Allstate that would interfere with the director's exercise of independent judgment. The Board and committee also expect each director to be willing and able to devote the time and effort necessary to serve as an effective director and to act in a manner consistent with a director's fiduciary duties of loyalty and care. Allstate executive officers may not serve on boards of other corporations whose executive officers serve on Allstate's Board.

Candidates Nominated by Stockholders

The nominating and governance committee will consider director candidates recommended by a stockholder in the same manner as all other candidates recommended by other sources. A stockholder may recommend a candidate at any time of the year by writing to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127.

A stockholder also may directly nominate someone for election as a director at a stockholders' meeting. Under our bylaws, a stockholder may nominate a candidate at the 2016 annual meeting of stockholders by providing advance notice to Allstate that is received no earlier than the close of business on January 20, 2016, and no later than the close of business on February 19, 2016. The notice must be sent to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127 and must meet the requirements set forth in the corporation's bylaws. A copy of the bylaws is available from the Office of the Secretary upon request or can be found on the Corporate Governance section of allstateinvestors.com.

Evaluation Process for Current Directors

Prior to recommending the annual slate of director nominees, the nominating and governance committee has a rigorous process to evaluate current directors to ensure the directors continue to bring the appropriate mix of skills and expertise to the Board in light of Allstate's business and strategies. In addition to considering the current directors' tenure, the committee's process includes:

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Annually, the lead director, chair of the nominating and governance committee and the chairman conduct an evaluation of the contributions and performance of each individual director. Each director is evaluated on the following areas:

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Core capabilities of strategic oversight, corporate governance, stockholder advocacy, and leadership.

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Additional capabilities such as corporate operating, relevant industry, financial, or compensation and succession experience.

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Interests and affiliations.

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Significant relationships with Allstate, including extended service on the Board, that would interfere with the director's exercise of independent judgment.

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Willingness and ability to devote the time necessary to serve as an effective director.

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In addition, on a biennial basis, the lead director or chairman discuss with each director the director's future plans on continued Board membership, so that individual circumstances are appropriately addressed.

Individual directors receive feedback, if necessary, from the chairman or the lead director.

The outcomes of such evaluations are shared with the nominating and governance committee in connection with the annual nomination process and inform the Board and nominating and governance committee's ongoing process to identify highly qualified candidates for Board service.

10 | The Allstate Corporation

PROXY STATEMENT	Proposal 1 — Election of Directors

Election of Directors

The Board recommends that you vote for all director nominees.	• Broad and diverse slate of directors. • All candidates are highly successful executives with relevant skills and experience. • Balanced tenure with 9 of 10 independent of management.

The Board recommends 10 nominees for election to the Allstate Board for one-year terms beginning in May 2015 and until a successor is duly elected and qualified or his or her earlier resignation or removal. These nominees are talented, both as individuals and as a team. They bring a full complement of business and leadership skills to their oversight responsibilities. More than two-thirds have been CEOs and most nominees serve on other public company boards, enabling our Board to more quickly adopt best practices from other companies. Their diversity of experience and expertise facilitates robust and thoughtful decision-making on Allstate's Board.

Each nominee, other than Mr. Eskew, was previously elected at Allstate's annual meeting of stockholders on

May 20, 2014 for one-year terms, and has served continuously since then. Mr. Eskew was elected by the Board effective July 21, 2014. The Board expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute. On the following pages, we list the background and reasons for nominating each individual. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

Messrs. Ackerman and Greenberg are retiring at the annual meeting in accordance with Allstate's retirement policy and are not standing for re-election.

Board Composition

Independent directors:	90%
Public company board experience:	80%
CEO experience:	70%
Relevant industry experience:	60%
Diversity:	50%
Allstate Board Tenure:
— under five years:	50%
— over five years:	50%

Chair Qualifications

Chairman of the Board	Audit Committee Chair	Compensation and Succession Committee Chair	Nominating and Governance Committee Chair	Risk and Return Committee Chair

Thomas J. Wilson

•

Successful operating leadership at Allstate for 20 years, including eight years as CEO.

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Led continuous improvement in corporate governance.

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Elected as chairman after 17 months as CEO.

	Judith A. Sprieser • Audit committee financial expert under the Securities Exchange Act of 1934. • Former CEO of Transora, Inc. and former CFO of Sara Lee Corporation.	Jack M. Greenberg • Extensive experience on public company boards, including as non-executive chairman. • Former chairman and CEO of McDonald's Corporation.	John W. Rowe • Former CEO of Exelon Corporation, another highly regulated company. • Extensive experience on public company boards, including as lead director.	Robert D. Beyer • Extensive risk and return operating experience as CEO of The TCW Group, Inc. • Global investment management expertise.

The Allstate Corporation | 11

Proposal 1 — Election of Directors	PROXY STATEMENT

Overview of Director Nominees

		Years of		# of Other Public Company	Committee Memberships(1)

Name	Independent	Tenure	Principal Occupation	Boards	AC	CSC(2)	NGC	RRC	EC

Robert D. Beyer	✓	9	Chairman of Chaparal Investments LLC	2	•			C	•

Kermit R. Crawford	✓	2	Former President of Pharmacy, Health and Wellness for Walgreen Company	0	•		•

Michael L. Eskew	✓	<1	Former Chairman & CEO of United Parcel Service, Inc.	3	•	•

Herbert L. Henkel	✓	2	Former Chairman & CEO of Ingersoll-Rand Company	2		•		•

Siddharth N. Mehta	✓	1	Former President & CEO of TransUnion, LLC	1	•			•

Andrea Redmond	✓	5	Former Managing Director of Russell Reynolds Associates, Inc.	0		•	•

John W. Rowe	✓	3	Chairman Emeritus & Former Chairman & CEO of Exelon Corporation	3		•	C		•

Judith A. Sprieser	✓	16	Former CEO of Transora, Inc.	1(3)	C			•	•

Mary Alice Taylor	✓	17	Former senior executive with several Fortune 500 companies, including Citicorp and FedEx Corporation	1	•		•

Thomas J. Wilson Chairman		9	Chairman & CEO of The Allstate Corporation	1					C

(1)	Committee assignments for 2015 will be made after the annual election of directors. Ms. Sprieser will become the lead director assuming her re-election to the Board.
(2)	Jack Greenberg served as the chair of the compensation and succession committee during 2014 and will continue to serve until the annual meeting.
(3)
Ms. Sprieser is not standing for re-election at the 2015 Annual Meeting for Royal Ahold NV scheduled for April. After that meeting, she will serve on one other public company board (as defined by SEC regulations) in addition to Allstate, and two other boards.

AC = Audit Committee	RRC = Risk and Return Committee
CSC = Compensation and Succession Committee	EC = Executive Committee
NGC = Nominating and Governance Committee	C = Chair of Committee
12 | The Allstate Corporation

PROXY STATEMENT	Proposal 1 — Election of Directors

Robert D. Beyer Independent Age 55

PROFESSIONAL EXPERIENCE

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Chairman of Chaparal Investments LLC, a private investment firm and holding company, since 2009.

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Former CEO of The TCW Group, Inc., a global investment management firm.

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Former director of Société Générale Asset Management, S.A. and The TCW Group, Inc.

Allstate Board Service	Other Public Board Service
• Tenure: 9 years (2006)	• The Kroger Company	1999–present
• Audit committee member	• Leucadia National Corporation	2013–present
• Risk and return committee chair • Executive committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — director and former CEO; extensive public company board service.

✓

Stockholder advocacy — developed strong investment acumen during his career in finance and investment management; serves as chair of corporate governance committee and lead director at The Kroger Company.

✓ Leadership — former CEO of a global investment management firm.
✓ Strategic oversight — substantial expertise in evaluating business strategies as part of investment experience.
Additional Capabilities
• Effectively led the strategic and operational direction of a large asset management firm with a significant investment portfolio.
• Substantial expertise in evaluating companies' strategies, operations, and financial performance.
• Risk management expertise proven through development of TCW's risk management infrastructure.
• Global investment management expertise applied in assessing the strategies and performance of Allstate's $81 billion investment portfolio.

COMMITTEE EXPERTISE HIGHLIGHTS
Risk and Return Committee Chair

•

Extensive career in finance and investment management, starting with Bear, Stearns & Co. in 1983. From 2005 until 2009, CEO and director of TCW with over $150 billion under management. President and CIO of the principal operating subsidiary of TCW from 2001 until 2005. Founder and current chairman of Chaparal Investments LLC.

• Developed TCW's risk management infrastructure, and the compliance, operational, and financial reporting systems of Crescent Capital Corporation, an investment management firm he co-founded in 1991.
Audit Committee Member
• Member of financial policy committee and former audit committee member of The Kroger Company board of directors.
• Previously held oversight responsibility for TCW's accounting and finance functions.
The Allstate Corporation | 13

Proposal 1 — Election of Directors	PROXY STATEMENT

Kermit R. Crawford Independent Age 55

PROFESSIONAL EXPERIENCE
• Former President of Pharmacy, Health and Wellness for Walgreen Company, which operates the largest drugstore chain in the United States.

•

Former Executive Vice President of Pharmacy Services, Senior Vice President of Pharmacy Services, Vice President and Executive Vice President of Pharmacy Benefit Management Services of Walgreen Company.

Allstate Board Service	Other Public Board Service
• Tenure: 2 years (2013)	• None
• Audit committee member • Nominating and governance committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — senior leadership at a public company and service on the boards of civic organizations.
✓ Stockholder advocacy — establishment of strong platforms for long-term stockholder value creation.
✓ Leadership — significant operating and leadership responsibilities in a highly competitive, geographically distributed business.
✓ Strategic oversight — experience leading a consumer-focused service business in a highly competitive and regulated industry.
Additional Capabilities
• Expertise assessing the strategies and performance of a geographically distributed and consumer-focused service business similar to Allstate's.
• Effectively led operational change, including through the use of technology.
• Extensive knowledge of consumer experience and insights.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Member

•

As a senior leader at Walgreen Company, he was responsible for all aspects of strategic, operational, and profit and loss management of the largest division of the number one drugstore chain in the United States.

Nominating and Governance Committee Member
• Member of governing bodies of several non-profit organizations, including Northwestern Lake Forest Hospital and the University of Southern California School of Pharmacy.
14 | The Allstate Corporation

PROXY STATEMENT	Proposal 1 — Election of Directors

Michael L. Eskew Independent Age 65

PROFESSIONAL EXPERIENCE
• Former Chairman and CEO of United Parcel Service, Inc. ("UPS"), a provider of specialty transportation and logistics services.
• Presiding director at IBM since May 2014 and lead director at 3M Company since 2012.
• Former director of UPS.
Allstate Board Service	Other Public Board Service
• Elected to the Board on July 21, 2014	• Eli Lilly and Company	2008–present
• Audit committee member	• IBM	2005–present
• Compensation and succession committee member	• 3M Company	2003–present

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — former chairman and CEO; extensive public company board service.
✓ Stockholder advocacy — presiding director at IBM and lead director at 3M Company.
✓ Leadership — as chairman and CEO, led one of the world's largest package delivery companies.
✓ Strategic oversight — led operational and technological transformation of a major publicly traded corporation in customer service and efficiency improvements.
Additional Capabilities
• Effectively managed the worldwide operations and strategic planning for a global, consumer-focused service business.
• Expertise in leadership and customer-driven operational change through technology.
• Oversight of a highly regulated company as a director of Eli Lilly and Company.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Member
• Chair of the IBM audit committee and chair of the Eli Lilly audit committee, as well as a member of the 3M audit committee from 2003 to 2013.
• Successful execution of financial oversight responsibilities as CEO of UPS.
Compensation and Succession Committee Member
• Significant management experience as former chairman and CEO of UPS from 2002 to 2007 and director of other publicly traded companies.
The Allstate Corporation | 15

Proposal 1 — Election of Directors	PROXY STATEMENT

Herbert L. Henkel Independent Age 66

PROFESSIONAL EXPERIENCE
• Former Chairman and CEO of Ingersoll-Rand Company, a commercial manufacturer of industrial products.
• Former President and Chief Operating Officer of Textron, Inc., a global manufacturing company.
• Former director of AT&T Corporation and Visteon Corporation.
Allstate Board Service	Other Public Board Service
• Tenure: 2 years (2013)	• 3M Company	2007–present
• Compensation and succession committee member	• C.R. Bard, Inc.	2002–present
• Risk and return committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — former chairman and CEO; extensive public company board service.
✓ Stockholder advocacy — lead director at C.R. Bard.
✓ Leadership — former chairman and CEO of a global public company.
✓ Strategic oversight — experience in strategically repositioning an established corporation and international expansion.
Additional Capabilities
• Operating and leadership expertise as CEO of a publicly traded company for nearly a decade.
• Expertise in strategy formation, acquisitions, and divestitures.
• Current experience as chair of the 3M audit committee and member of the 3M finance committee.

COMMITTEE EXPERTISE HIGHLIGHTS
Compensation and Succession Committee Member
• Chairman and CEO of Ingersoll-Rand Company, manufacturer of industrial products and components, from 2000 to 2010.
• Director of C.R. Bard since 2002. Currently serves as lead director and member of compensation, finance, and governance committees.
Risk and Return Committee Member

•

Significant experience in management and oversight of risk for publicly traded companies, including as chairman and CEO for Ingersoll-Rand Company and in various executive leadership positions at Textron, Inc. from 1995-1999.

16 | The Allstate Corporation

PROXY STATEMENT	Proposal 1 — Election of Directors

Siddharth N. (Bobby) Mehta Independent Age 56

PROFESSIONAL EXPERIENCE
• Former President and Chief Executive Officer, TransUnion LLC, a global provider of credit information and risk management solutions.
• Former Chairman and Chief Executive Officer, HSBC North America Holdings, Inc.
• Former Chief Executive Officer, HSBC Finance Corporation.
• Former director of MasterCard International, Inc.
• Current director at Piramal Enterprises Ltd.
Allstate Board Service	Other Public Board Service
• Tenure: 1 year (2014)	• TransUnion Holding Company	2013–present
• Audit committee member
• Risk and return committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — director and former chairman and CEO.
✓ Stockholder advocacy — substantial experience in financial services industry.
✓ Leadership — led complex global companies.
✓ Strategic oversight — insights from technology and data service businesses.
Additional Capabilities
• Successfully increased revenues and global reach through the use of technology and advanced analytics.
• Key leadership roles in corporate marketing, strategic planning, and corporate development.
• Extensive operational and strategic experience in the banking industries and credit markets provides valuable insights into the highly regulated insurance industry and investment activities.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Member
• Multiple leadership positions with financial oversight responsibility, including President and CEO of TransUnion LLC, and CEO of HSBC Finance Corporation and HSBC North American Holdings, Inc.
Risk and Return Committee Member
• Significant experience in financial and trading markets through multiple executive leadership positions at HSBC Group.
The Allstate Corporation | 17

Proposal 1 — Election of Directors	PROXY STATEMENT

Andrea Redmond Independent Age 59

PROFESSIONAL EXPERIENCE

•

Former Managing Director, co-head of the CEO/board services practice, founder and leader of global insurance practice, and member of financial services practice at Russell Reynolds Associates Inc., a global executive search firm, with 20 years of experience at the firm.

• Independent consultant providing executive recruiting, succession planning, and talent management services.
Allstate Board Service	Other Public Board Service
• Tenure: 5 years (2010)	• None
• Compensation and succession committee member
• Nominating and governance committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — extensive experience assessing required board capabilities and evaluating director candidates.
✓ Stockholder advocacy — experience in working with boards to replace leadership in response to shareholder concerns.
✓ Leadership — experience assessing and evaluating CEOs and senior management; senior leadership and operating role in a global service organization.
✓ Strategic oversight — insights from a wide range of industries, including financial services.
Additional Capabilities
• Successfully led Russell Reynolds' global insurance and board recruitment practices for more than a decade.

•

Developed expertise in succession planning, talent management, and compensation in public companies across industries, including financial services, technology, transportation, consumer products, and healthcare.

• Effectively helped companies identify and recruit leaders capable of building high-performance organizations.
• Founded and led Russell Reynolds' global insurance practice, providing insight into the insurance industry.

COMMITTEE EXPERTISE HIGHLIGHTS
Compensation and Succession Committee Member
• Experienced in executive recruiting, succession planning, and talent management.

•

Previously a senior partner at a highly regarded global executive search firm, Russell Reynolds Associates, from 1986 to 2007, including significant tenure as co-head of the CEO/board services practice.

•

Extensive experience working with numerous publicly traded companies to recruit and place senior executives, including Hewlett-Packard, Visa USA, Bank One, United Airlines, Sprint, SAFECO, Providian Financial, AXA Financial, Polaroid Corporation, Cardinal Health, and Hewitt Associates.

Nominating and Governance Committee Member
• Significant expertise recruiting and evaluating directors for a variety of public companies, including Walgreen Company, Hewlett-Packard, Visteon, Prudential, and USG Corporation.
18 | The Allstate Corporation

PROXY STATEMENT	Proposal 1 — Election of Directors

John W. Rowe Independent Age 69

PROFESSIONAL EXPERIENCE
• Chairman Emeritus and Former Chairman and CEO of Exelon Corporation, one of the country's largest electric utilities. • Former director of Sunoco, Inc. and Exelon Corporation.
Allstate Board Service	Other Public Board Service
• Tenure: 3 years (2012)	• Northern Trust Corporation	2002–present
• Compensation and succession committee member	• SunCoke Energy, Inc. • American DG Energy, Inc.	2012–present 2013–present
• Nominating and governance committee chair
• Executive committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — former chairman and CEO; extensive experience on public company boards.
✓ Stockholder advocacy — lead director at Northern Trust Corporation.
✓ Leadership — as chairman and CEO, led one of the country's largest electric utility companies.
✓ Strategic oversight — created and implemented a differentiated strategy in a highly regulated industry.
Additional Capabilities
• Extensive leadership and management experience as a CEO.
• Successfully led company in a highly regulated industry comparable to the complex insurance regulatory system in which Allstate operates.
• Lead director on the board of Northern Trust Corporation and a former director of Unum Provident, providing insight on and experience in financial services and insurance.

COMMITTEE EXPERTISE HIGHLIGHTS
Compensation and Succession Committee Member
• Leadership responsibilities as former chairman and CEO of Exelon Corporation.
• Member of SunCoke Energy compensation committee.
• Member of Northern Trust Corporation compensation and benefits committee.
• Former director of Sunoco and member of its compensation committee.
Nominating and Governance Committee Chair
• Chair of corporate governance committee and lead director of Northern Trust Corporation.
• Member of SunCoke Energy governance committee.
• Former director of Sunoco and member of its executive committee.
The Allstate Corporation | 19

Proposal 1 — Election of Directors	PROXY STATEMENT

Judith A. Sprieser Independent Age 61

PROFESSIONAL EXPERIENCE

•

Former CEO of Transora, Inc., a technology software and services company.

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Former CFO and other senior executive positions at Sara Lee Corporation, a global manufacturer and marketer of brand-name consumer goods.

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Current director at Experian plc, Reckitt Benckiser Group plc, and Royal Ahold NV (until April 2015).

•

Former director at USG Corporation.

Allstate Board Service	Other Public Board Service(1)
• Tenure: 16 years (1999)	• IntercontinentalExchange, Inc.	2004–present
• Audit committee chair
• Risk and return committee member
• Executive committee member
• Lead director in 2015, if re-elected

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — former CEO; broad public company director service.
✓ Stockholder advocacy — operating and public company board experience.
✓ Leadership — CEO of start-up technology company and senior leader at Sara Lee Corporation.
✓ Strategic oversight — strategic operating roles and broad exposure to board-level strategic issues in multiple industries.
Additional Capabilities
• Extensive service on boards of publicly traded and international companies, including former membership on boards of Adecco SA, USG Corporation, CBS Corporation, and Kohl's Corporation.

•

More than 20 years operational experience in executive positions at Sara Lee Corporation, including management of several large consumer-focused businesses with leading brands and significant ongoing investments in marketing.

• Oversight of a highly regulated business as a director at IntercontinentalExchange, Inc.
• Extensive evaluation of financial statements and supervision of financial executives, including as chief financial officer of the Sara Lee Corporation.
• Strong service as prior and current chair of the audit committee at Allstate and IntercontinentalExchange, Inc.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Chair
• Numerous key leadership positions with financial oversight responsibilities, including CEO of Transora, Inc., and CFO of Sara Lee Corporation.
• Chair of IntercontinentalExchange, Inc. audit committee.
Risk and Return Committee Member
• Serves as audit committee chair.
• Significant risk oversight and management experience.
(1)
Ms. Sprieser is not standing for re-election at the 2015 Annual Meeting for Royal Ahold NV scheduled for April. Therefore, her total public board service (as defined by SEC regulations) other than Allstate will be reduced to one company, in addition to two other boards.
20 | The Allstate Corporation

PROXY STATEMENT	Proposal 1 — Election of Directors

Mary Alice Taylor Independent Age 65

PROFESSIONAL EXPERIENCE
• Former senior executive with several Fortune 500 companies, including Citicorp and FedEx Corporation. • Independent business executive.
Allstate Board Service	Other Public Board Service
• Tenure: 17 years (1996-1998; 2000–present)	• Blue Nile, Inc.	1999–present
• Audit committee member
• Nominating and governance committee member

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — public company board experience, including lead director responsibilities.
✓ Stockholder advocacy — operating and governance expertise to evaluate strategies and performance.
✓ Leadership — former senior executive of major public companies.
✓ Strategic oversight — strategy formation expertise, including technology-based business strategies, at both large established companies and start-ups.
Additional Capabilities
• Held several senior executive roles in technology, finance, operations, and distribution logistics at large corporations, including Citicorp and FedEx Corporation.
• Developed significant financial experience by serving in several financial oversight roles at Cook Industries, Northern Telecom, Homegrocer.com, Citicorp, and FedEx Corporation.
• Certified public accountant.

COMMITTEE EXPERTISE HIGHLIGHTS
Audit Committee Member
• Significant financial oversight expertise developed as chairman and CEO of HomeGrocer.com and in senior executive roles at Citicorp and FedEx Corporation.
• Former member of the audit committee of Blue Nile, Inc.
Nominating and Governance Committee Member
• Chair of Blue Nile, Inc. nominating and governance committee.
• Prior experience as a lead director.
The Allstate Corporation | 21

Proposal 1 — Election of Directors	PROXY STATEMENT

Thomas J. Wilson Chairman and Chief Executive Officer Age 57

PROFESSIONAL EXPERIENCE
• Chairman of Allstate since May 2008 and CEO since January 2007. • President of Allstate from January 2005 to January 2015, with 20 years of company service. • Led all major operating units.
Allstate Board Service	Other Public Board Service
• Tenure: 9 years (2006)	• State Street Corporation	2012–present
• Chairman of the Board
• Executive committee chair

QUALIFICATIONS
Core Capabilities
✓ Corporate governance — chairman and CEO of Allstate; former president of Allstate; public company board experience.
✓ Stockholder advocacy — active stockholder engagement.
✓ Leadership — assembled and leads Allstate's senior management.
✓ Strategic oversight — developed Allstate's strategy to provide differentiated customer value propositions to four consumer segments.
Additional Capabilities
• Key leadership roles throughout Allstate in a 20-year period.
• Thorough and in-depth understanding of Allstate's business, including its employees, agencies, products, investments, customers, and investors.

•

Creation and implementation of Allstate's risk and return optimization program, allowing Allstate to withstand the 2008 financial market crisis and adapt to increases in severe weather and hurricanes.

• In-depth understanding of the insurance industry.

•

Industry and community leadership, including as former chair of the Property and Casualty CEO Roundtable and the Financial Services Roundtable and as co-chair of a public-private partnership to reduce violence in Chicago.

COMMITTEE EXPERTISE HIGHLIGHTS
Executive Committee Chair
• Chairman and CEO of Allstate.
• Comprehensive knowledge of Allstate's business and industry with 20 years of leadership experience.
22 | The Allstate Corporation

PROXY STATEMENT	Corporate Governance Practices

Board Leadership Structure and Practices

•
Allstate's Corporate Governance Guidelines allow the Board the flexibility to assign the chairman and CEO responsibilities to best meet Allstate's interests.

•
The roles of chairman and CEO were split during a transition of leadership in 2007 and 2008.

•
The Board has determined that Allstate currently is well-served by now having these roles performed by Mr. Wilson, who provides unified leadership and direction for management to execute our strategy and business plans.

Lead Director

The Board has an independent lead director who:

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Works with the chairman in developing Board meeting agendas and information provided to shape Board dialogue.

•
Chairs executive sessions of independent directors at every Board meeting.

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Facilitates the Board's performance evaluation of the CEO in conjunction with the chair of the nominating and governance committee.

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Facilitates the evaluation of individual director performance in conjunction with the chairman and the chair of the nominating and governance committee.

•
Communicates with significant stockholders on matters involving broad corporate policies and practices.

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Serves as a liaison between the chairman and the independent directors.

•
Presides at all Board meetings at which the chairman is not present.

F. Duane Ackerman, who has served as the lead director since 2014, is retiring at the 2015 annual meeting of stockholders. The Board has determined that Ms. Sprieser will be the new lead director effective after the 2015 annual meeting, assuming her re-election.

Board Role in Risk Oversight

•
The Board is responsible for the oversight of Allstate's strategy, business results, and management, including risk management.

•
The Board formally reviews Allstate's overall risk position twice a year and uses external resources when appropriate to assess the enterprise risk and return management process.
•
In 2013, the Board added a risk and return committee as a standing committee of the Board to ensure sufficient expertise and continuity between the Board's bi-annual reviews. The following are the key responsibilities of the risk and return committee:

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Assists the Board in risk and return governance and oversight.

•
Reviews risk and return process, policies, and guidelines used to evaluate, monitor, and manage enterprise risk and return.

•
Supports the audit committee in its oversight of risk controls and management policies.

•
The risk and return committee meets in executive session with the chief risk officer at each meeting.

•
The Board, audit, and risk and return committees provide oversight of cybersecurity risk.

•
The audit committee provides oversight and guidance on Allstate's controls around key risks, and reviews the major financial risk exposures and the steps to monitor and control those risks. As such, cybersecurity risk oversight was expanded in 2014 to supplement the oversight provided by the Board and risk and return committee. The audit committee conducts quarterly reviews to:

•
Oversee the efficacy of cybersecurity risk initiatives and related policies and procedures.

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Receive regular reports from the chief risk officer and chief cybersecurity officer, who are tasked with monitoring cybersecurity risk, and from outside experts to supplement management reports.

•
The chairs of the risk and return committee and the audit committee are members of both committees to enhance cross-committee communication at the Board level.

•
Our compensation and succession committee and nominating and governance committee each regularly meet and review the major risks and mitigation activities relating to their respective areas of responsibility and oversight.

Risk Management and Compensation

•
A review and assessment of potential compensation-related risks is conducted by the chief risk officer. We believe our compensation policies and practices are appropriately structured and do not provide incentives for employees to take unnecessary and excessive risks.
The Allstate Corporation | 23

Corporate Governance Practices	PROXY STATEMENT
•
The Board and the risk and return committee both play an important role in risk management oversight, including reviewing how management measures, evaluates, and manages the corporation's exposure to risks posed by a wide variety of events and conditions. In addition, the compensation and succession committee employs an independent compensation consultant each year to review and assess Allstate's executive pay levels, practices, and overall program design.

Board Role in Management Succession

•
The Board oversees the recruitment, development, and retention of executive talent. Management succession is discussed in compensation and succession, nominating and governance, and Board meetings with the CEO and in executive sessions.

•
Management succession is discussed three times annually by the compensation and succession committee. This includes CEO and senior executive succession and a broader discussion on organizational health.

•
The Board also has regular first-hand exposure to senior leadership and high-potential officers through working and informal meetings throughout the year.

Board Role in Setting Compensation

•
The compensation and succession committee reviews the executive compensation program throughout the year and uses an independent compensation consultant to benchmark market practices and to evaluate changes to the design of our executive compensation program.

•
Allstate's executive compensation design is also reviewed by the chief risk officer to ensure that it aligns with Board-approved risk and return principles. The compensation and succession committee makes recommendations to the Board on the compensation package for the CEO and modifications to existing plans for executive officers.

•
The compensation and succession committee grants all equity awards to individuals designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 or covered employees as defined in Internal Revenue Code section 162(m). The compensation and succession committee has authority to grant equity awards to eligible employees in accordance with the terms of our 2013 Equity Incentive Plan. The Board has delegated limited authority to the CEO to grant awards of stock options or restricted stock units to non-executive officers. All awards granted between compensation and succession committee meetings are reported at the next meeting.

•
The compensation and succession committee has retained an independent compensation consultant, Compensation Advisory Partners, and evaluates the compensation consultant's independence. The compensation consultant assesses Allstate's executive compensation design, peer group selection, relative pay for performance, and total direct compensation for individual senior executive positions.

•
The compensation consultant also provides to the nominating and governance committee competitive information on director compensation, including updates on practices and emerging trends.

•
Representatives of the compensation consultant participated in all six compensation and succession committee meetings in 2014.

Management Participation in Committee Meetings

•
Audit Committee.  A number of our executives, including the CEO, CFO, general counsel, chief audit executive, chief compliance executive, chief risk officer, and controller participate in audit committee meetings. Senior business unit and technology executives are present when appropriate. Executive sessions of the committee are scheduled and held throughout the year, including sessions in which the committee meets exclusively with the independent registered public accountant and the chief audit executive.

•
Compensation and Succession Committee.  A number of our executives participate in compensation and succession committee meetings. The committee regularly meets in executive session without management present.

•
Our CEO advises on the alignment of our incentive plan performance measures with our overall strategy and the design of our equity incentive awards. He also provides the committee with performance evaluations of executives who report to him and recommends senior executive merit increases and compensation packages.

•
Our senior human resources executive provides the committee with internal and external analyses of the structure of compensation programs. Throughout the year, the estimated and actual results under our incentive compensation plans are also provided.
24 | The Allstate Corporation

PROXY STATEMENT	Corporate Governance Practices
  •
  Our CFO discusses financial results relevant to incentive compensation, other financial measures, or accounting rules.

  •
  The general counsel is available at meetings to provide input on the legal and regulatory environment and corporate governance, and to ensure the proxy materials accurately reflect the committee's actions.

  •
  The chief risk officer reports on compensation plan alignment with Board-approved risk and return principles.

•
Nominating and Governance Committee.  The CEO and general counsel participate in nominating and governance committee meetings. The committee regularly meets in executive session without management present.

•
Risk and Return Committee.  A number of our executives, including the CEO, CFO, general counsel, chief risk officer and operating unit risk officers, participate in risk and return committee meetings. The committee regularly meets in executive session, including sessions with the chief risk officer.

Outside Advisor Participation in Meetings

All independent Board committees use independent external consultants. Outside experts such as independent auditors, governance specialists, cybersecurity experts, board search firm representatives, and financial advisors attend meetings to provide directors with additional information on issues.

Board Attendance Policy

•
Each incumbent director attended at least 75% of the combined Board meetings and meetings of committees of which he or she was a member.

•
Attendance at Board and committee meetings during 2014 averaged 97% for directors as a group. Directors are expected to make every effort to attend Board and committee meetings and the annual meeting of stockholders. All directors who stood for election at the 2014 annual meeting of stockholders attended the annual meeting.

Related Person Transactions

•
The nominating and governance committee has adopted a written policy on the review, approval, or ratification of transactions with related persons, which is posted on the Corporate Governance section of allstateinvestors.com.
•
There were no related person transactions identified for 2014.

•
The committee or committee chair reviews transactions with Allstate in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning 5% or more of our outstanding stock. The committee or committee chair approves or ratifies only those transactions that are in, or not inconsistent with, the best interest of the corporation and its stockholders. Transactions are reviewed and approved or ratified by the committee chair when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports any approved transactions to the committee. Any ongoing, previously approved or ratified related person transactions are reviewed annually.

Nominee Independence Determinations

•
The Board has determined that all non-employee directors who served during 2014 and all nominees, other than Mr. Wilson, are independent according to applicable law, the NYSE listing standards, and the Board's Director Independence Standards. In accordance with the Director Independence Standards, the Board has determined that the nature of the relationships with the corporation that are set forth in Appendix A do not create a conflict of interest that would impair a director's independence.

Communication with the Board

•
The Board has established a process to facilitate communication by stockholders and other interested parties with directors as a group. The general counsel reports regularly to the nominating and governance committee on all correspondence received that, in her opinion, involves functions of the Board or its committees or that she otherwise determines merits Board attention.

•
The communication process and the methods to communicate to directors are posted on the "Corporate Governance" and "Management & Directors" sections of allstateinvestors.com.

•
In addition, the audit committee has established procedures for the receipt, retention, and treatment of any complaints about accounting, internal accounting controls, and auditing matters.
The Allstate Corporation | 25

Corporate Governance Practices	PROXY STATEMENT

Stockholder Engagement

Allstate has an ongoing proactive practice of discussing corporate governance issues with significant stockholders throughout the year. Such discussions are held before the annual meeting, during stockholder voting, and after the annual meeting and include our chairman and CEO. Direct engagement typically involves stockholders representing over one-third of our total outstanding shares. We also engage with proxy and other investor advisory firms that represent the interests of various stockholders. In addition to input on current governance and executive compensation topics specific to Allstate, we invite discussion on any other topics or trends stockholders may wish to share with us. Their input is reported to the nominating and governance committee, which in turn allocates specific issues to relevant Board committees for further consideration. Each Board committee reviews relevant feedback and determines if additional discussion and actions are necessary by the respective committee or full Board. In addition, broader investor surveys provide perspective on investor concerns.

26 | The Allstate Corporation

PROXY STATEMENT	Proposal 2 — Say-on-Pay

Say-on-Pay: Advisory Vote on the Executive Compensation of the Named Executives

The Board of Directors recommends that you vote for the resolution to approve the compensation of the named executives.	• Strong oversight by compensation and succession committee. • Excellent 2014 business results. • Pay for performance alignment.

We conduct a say-on-pay vote every year at the annual meeting. This say-on-pay vote is required by Section 14A of the Securities Exchange Act of 1934. While the say-on-pay vote is non-binding, the Board and the compensation and succession committee (the "committee" as referenced throughout Compensation Discussion and Analysis and Executive Compensation sections) consider the voting results as part of their annual evaluation of our executive compensation program.

You may vote to approve or not approve the following advisory resolution on the executive compensation of the named executives:

RESOLVED, on an advisory basis, the stockholders of The Allstate Corporation approve the compensation of the named executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and accompanying tables and narrative on pages 28-63 of the Notice of 2015 Annual Meeting and Proxy Statement.

Please read the following Executive Compensation section for information necessary to inform your vote on this proposal.

✓
Total stockholder return in 2014 of 30.9% resulting in three- and five-year returns of 171.0% and 161.2%, respectively, outperforming our property and casualty and life insurance peers.

✓
The annual incentive compensation plan was funded at 118.9% of target in 2014. Based on company and individual performance, the named executives received the following annual incentive payments, which were significantly lower than the prior two years' awards:

Named Executive	2012 Annual Incentive ($)	2013 Annual Incentive ($)	2014 Annual Incentive ($)

Mr. Wilson	6,164,730	6,600,000	4,073,075

Mr. Shebik	1,175,994	2,100,000	883,619

Mr. Civgin	2,000,000	2,000,000	1,000,000

Ms. Greffin	1,700,000	1,400,000	1,000,000

Mr. Winter	3,000,000	3,000,000	1,500,000

✓
The lower payouts were primarily attributable to the rigorous performance ranges set for the 2014 annual incentive performance measures.
The Allstate Corporation | 27

Executive Compensation — Overview	PROXY STATEMENT

Compensation Discussion and Analysis

Named Executives

Our Compensation Discussion and Analysis describes Allstate's executive compensation program, including total 2014 compensation for our named executives, who are listed below with titles as of December 31, 2014(1):

Thomas J. Wilson — Chairman, President and Chief Executive Officer (CEO)

Steven E. Shebik — Executive Vice President and Chief Financial Officer (CFO)

Don Civgin — President and Chief Executive Officer, Allstate Financial

Judith P. Greffin — Executive Vice President and Chief Investment Officer of Allstate Insurance Company

Matthew E. Winter — President, Allstate Personal Lines of Allstate Insurance Company

(1)
The titles and responsibilities for Messrs. Wilson, Civgin, and Winter changed effective January 2015. See Appendix C for their current titles.

Executive Overview

Performance Highlights

Allstate achieved broad-based growth and solid financial results in 2014. In addition, we proactively took action to enhance our competitive position and execute our customer-driven strategy to provide unique offerings to each major customer segment. This strategy is working as we achieved all five operating priorities in 2014:

2014 OPERATING PRIORITIES

Grow insurance policies in force	+	Maintain the underlying combined ratio*	+	Proactively manage investments to generate attractive risk-adjusted returns	+	Modernize the operating model	+	Build long-term growth platforms

•

Total policies in force for the Property-Liability business grew by 2.5% in 2014.

•

Policies in force increased across all three underwritten brands by 840,000, which led to a $1.5 billion increase in Property-Liability premiums written in 2014.

• Allstate's Property-Liability business produced an underlying combined ratio for 2014 of 87.2 (0.1 points better than 2013). • Allstate brand auto and homeowners generated strong returns.

•

The total portfolio yield for the year was 4.5%.

•

Net investment income reflected solid fixed income earnings in line with management's expectations, along with continued strong limited partnership results.

•

Invested in integrated data, analytics and advanced technology.

•

Focused life and retirement operations on Allstate agency distribution to further our trusted advisor model.

•

Improved the agency and customer experience through technology simplification.

• Increased Esurance's market share. • Strategically invested in usage-based telematics insurance programs. • New business written premiums for Allstate Benefits increased 5% in 2014.

Strong profitability — net income available to common stockholders in 2014 of $2.75 billion, or $6.27 per diluted common share, compared with $2.26 billion, or $4.81 per diluted common share in 2013	Financial strength — repaid $950 million of maturing debt and issued $998 million of preferred stock in 2014, which decreased ratio of debt to capital resources to 18.9% at year-end	Cash return to stockholders — provided $2.78 billion in cash returns to common stockholders through common stock dividends and share repurchases
*
The underlying combined ratio measure is not based on accounting principles generally accepted in the United States of America ("non-GAAP") and is defined and reconciled to the most directly comparable GAAP measure in Appendix D.
28 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Overview

In addition, Allstate's one-, three- and five-year total stockholder return outperformed our property and casualty and life insurance peers. The following chart shows Allstate's total stockholder return over these periods relative to the market cap weighted average of the peer group used for 2014 compensation benchmarking (identified on page 39).

Comparison of Total Stockholder Return

Pay for Performance

The committee designed the executive compensation program to deliver pay in accordance with corporate, business unit and individual performance. A large percentage of total target compensation is "at-risk" through long-term equity awards and annual cash incentive awards. These awards are linked to actual performance and include a substantial percentage of equity. The mix of total direct compensation for 2014 for our CEO and the average of our other named executives is shown in the chart below.

The Allstate Corporation | 29

Executive Compensation — Overview	PROXY STATEMENT

In addition to the compensation structure at target, the 2014 compensation paid to our named executives reflects strong pay for performance alignment for the following reasons:

•
Annual cash incentive.  Given the company's solid financial results, the annual incentive payout for each named executive for 2014 exceeded target. However, the company's performance did not reach the maximum levels set by the committee. This resulted in a 44% average decrease in the named executives' annual cash incentives from 2013.

•
Performance stock awards (PSAs).  The 2012-2014 performance stock award paid out at 197% of target, reflective of an adjusted operating income return on equity above target for the three-year period with a 12.8%* return for this measure in 2014. For the 2013-2015 performance stock award, 180% of the target number of PSAs were earned for the 2014 measurement period, with a 13.2%* return for this measure in 2014.

* For a description of how this measure is determined, see pages 62-63.

2014 Compensation Program Changes

During 2014, we took the following actions:

✓	For our annual cash incentive awards, we set performance ranges to reflect the favorable performance of the business over the previous two years.

✓	We implemented a policy that prohibits senior executives and directors from pledging Allstate securities as collateral for a loan or holding securities in a margin account, except when an exception is granted by the chairman or lead director.
✓
We changed the measurement period for the 2014-2016 performance stock awards from three one-year measurement periods, with all performance measures established prior to the grant date, to a single cumulative three-year period. This reflects the reduced volatility associated with homeowners insurance, given management's progress in reducing catastrophe exposure, and simplifies the structure.
✓	We lengthened the equity retention requirements for senior management beginning with awards granted in 2014.

Stockholders approved the 2014 say-on-pay resolution with 95% of the votes cast in favor. Following the meeting, we solicited feedback from stockholders representing over one-third of our outstanding shares. The committee, with input from the independent compensation consultant, considered the vote results, investor input, and current market practices as it evaluated whether further changes to the compensation program were warranted. Based on the strong support from stockholders and the input received, the committee made no substantive changes to the compensation programs in 2014 other than the compensation changes described in this Compensation Discussion and Analysis.

30 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Overview

Allstate's Executive Compensation Practices

Allstate's executive compensation program features many best practices.

WHAT WE DO

✓	Pay for Performance. A significant percentage of total target direct compensation is pay at-risk that is connected to performance.
✓	Strong Link between Performance Measures and Strategic Objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
✓	Independent Compensation Consultant. The committee retains an independent compensation consultant to review the executive compensation programs and practices.
✓	Targeted Pay at 50th Percentile of Peers. The committee targets total direct compensation at the 50th percentile of peers.
✓
Benchmark Peers of Similar Revenues and Business Complexity. The committee benchmarks our executive compensation program and reviews the composition of the peer group annually with the assistance of the independent compensation consultant.
✓	Moderate Change-in-Control Benefits. Change-in-control severance benefits are three times target cash compensation for the CEO and two times target cash compensation for senior executives.
✓
Double Trigger in the Event of a Change in Control. Beginning with grants made in 2012, equity incentive awards have a double trigger; that is, they will not vest in the event of a change in control unless also accompanied by a qualifying termination of employment.
✓	Maximum Payout Caps for Annual Cash Incentive Compensation and PSAs.
✓	Robust Equity Ownership and Retention Requirements. We enhanced holding requirements beginning with awards granted in 2014.
✓	Clawback of Certain Compensation if Restatement or Covenant Breach. Certain awards made to executive officers are subject to clawback in specified circumstances.

WHAT WE DON'T DO

X	No Employment Agreements for Executive Officers. Our executive officers are at-will employees with no employment contracts.
X
No Guaranteed Annual Salary Increases or Bonuses. For the named executives, annual salary increases are based on evaluations of individual performance, while their annual cash incentives are tied to corporate and individual performance.
X	No Special Tax Gross Ups. No tax gross ups are provided beyond limited items which are generally available to all full time employees.
X
No Repricing or Exchange of Underwater Stock Options. Our equity incentive plan does not permit repricing or exchange of underwater stock options or stock appreciation rights without stockholder approval, except in connection with certain transactions involving Allstate or a change in control.
X
No Plans that Encourage Excessive Risk Taking. Based on the annual review, it was determined that the company's compensation practices are appropriately structured and avoid incenting employees to engage in unnecessary and excessive risk-taking.
X
No Hedging or Pledging of Allstate Securities. Officers, directors, and employees are prohibited from hedging Allstate securities. Directors and senior executives are prohibited from pledging Allstate securities as collateral or holding securities in a margin account, except when an exception is granted by the chairman or lead director.
X	No Inclusion of Equity Awards in Pension Calculations.
X
No Dividends or Dividend Equivalents Paid on Unvested PSAs. Dividend equivalents are accrued but not paid on PSAs until the performance conditions are satisfied and the PSAs vest after the performance measurement period.
X	No Excessive Perks. We offer only certain limited benefits as required to remain competitive and to attract and retain highly talented executives.
The Allstate Corporation | 31

Executive Compensation — Design	PROXY STATEMENT

Elements of 2014 Executive Compensation Program Design

The following table lists the elements of target direct compensation for our 2014 executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall corporate performance, specific business unit strategies, and individual performance using measures that correlate to stockholder value and align with our long-term strategic vision and operating priorities. The committee establishes the performance measures and ranges of performance for the variable compensation elements for overall company incentive compensation awards. An individual's realized pay is based on market-based compensation levels and actual performance.

	Fixed	Variable

	Base Salary	Annual Cash Incentive Awards	PSAs	Stock Options

Percentage of Total Compensation	• CEO: 9% • Other NEOs: 19%	• CEO: 27% • Other NEOs: 23%	• CEO: 32% • Other NEOs: 29%	• CEO: 32% • Other NEOs: 29%

Key Characteristics	• Fixed compensation component payable in cash. • Reviewed annually and adjusted when appropriate.

•

Variable compensation component payable annually in cash.

•

Actual performance against annually established goals determines overall corporate pool, which is allocated based on individual performance.

•

Equity award based on achieving performance goals.

•

PSAs vest on the third anniversary of the grant date based on actual performance against goals established at the beginning of the performance period.

•

See page 38 for the retention requirements for PSAs.

•

Options to purchase shares at the market price when awarded. Vest ratably over three years.(1)

•

Non-qualified stock options that expire in ten years.

•

See page 38 for the retention requirements for stock options.

Why We Pay This Element	• Provide a base level of competitive cash compensation for executive talent.

•

Motivate and reward executives for performance on key strategic, operational, and financial measures during the year, and on key metrics to drive long-term strategy in the areas of segmentation, analytics and advanced technology.

			• Motivate and reward executives for performance on key long-term measures. • Align the interests of executives with long-term stockholder value and serve to retain executive talent.	• Align the interests of executives with long-term stockholder value and serve to retain executive talent.

How We Determine Amount	• Experience, job scope, market data, and individual performance.

•

A corporate-wide funding pool is based on performance on three measures:

•

Adjusted Operating Income(2)

•

Total Premiums(2)

•

Net Investment Income(2)

•

Individual awards are based on job scope, market data, and individual performance.

•

Target awards based on job scope, market data, and individual performance.

•

Earned awards based on performance on Adjusted Operating Income Return on Equity(2) with a requirement of positive Net Income for any payout above target.

• Job scope, market data, and individual performance.

2014 Decisions	• Four of the five named executives received salary increases in 2014. See pages 45-46.

•

Annual cash incentive targets remained unchanged for the named executives in 2014, except for Mr. Shebik. See pages 45-46.

•

Performance on the three measures resulted in corporate funding at 118.9% of target. See page 42.

•

Individual long-term equity incentive targets were unchanged in 2014. See pages 45-46.

•

For the 2012-2014 and 2013-2015 performance cycles, 190% and 180%, respectively, of the target number of PSAs were earned (subject to vesting) for the 2014 measurement period.

• Individual long-term equity incentive targets were unchanged in 2014. See pages 45-46.

(1)
Stock options granted prior to February 18, 2014 vested over four years with 50% exercisable on the second anniversary of the grant date, and 25% exercisable on each of the third and fourth anniversary dates. The change to a three-year vesting schedule with one-third exercisable on each anniversary was made in 2014 to reflect current market practice.

(2)
For a description of how these measures are determined, see pages 62-63.
32 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Design

Incentive Design and Goal Setting

For the annual and long-term incentive programs, the committee oversees a rigorous and comprehensive goal setting process that is iterative, ongoing and evolves during the year. The committee works to identify performance measures and ranges of performance in the annual and long-term programs that (1) align with the company's long-term strategy, operating principles and priorities, and stockholder interests, (2) support the achievement of corporate goals, and (3) reflect the company's overall performance, while being stabilized for the impact of catastrophes. The following timeline of key events reflects the committee's process:

Incentive Design, Payout, and Goal Setting Process

March- April

•

Evaluate peer group to determine if any changes are required for the next performance cycle

•

Compare actual results from previous year to peer group

•

Review feedback from stockholders and governance firms

July- October

•

Independent compensation consultant provides advice on incentive design

•

The consultant provides compensation data from the peer group and information on current market practices and industry trends

November- January

•

Establish plan design, performance measures and ranges (target, threshold, and maximum) for upcoming year for annual incentive plan and long-term incentive awards

•

Review plans and measures for alignment with enterprise risk and return principles

January- February

•

Determine the corporate pool and payouts for the prior year annual incentive award based on corporate and individual results

•

Determine the number of performance stock awards earned for the applicable measurement period

•

Review and approve salary adjustments and annual incentive and equity targets for executive officers

Ongoing

•

Review compensation philosophy and objectives in light of company performance, company goals and strategy, stockholder feedback, and external benchmarking

•

Monitor compensation estimates in comparison to actual and relative performance

6 Meetings in 2014

Salary

•
Executive salaries are set by the Board based on the committee's recommendations. In recommending executive salary levels, the committee uses the 50th percentile of our peer insurance companies as a guideline, which supports Allstate's ability to compete effectively for and to retain executive talent. Annual merit increases for named executives are based on evaluations of their performance, using the enterprise-wide merit increase budget as a guideline.

Annual Cash Incentive Awards

•
For 2014, executives earned an annual cash incentive award based on Allstate's achievement of performance measures and assessments of individual performance as described on pages 45-46.

•
The committee sets performance measure goals based on the operating plan after extensive review. Target performance is equal to operating plan, while decisions on threshold and maximum are informed by probability testing and operational performance scenarios.

•
Actual performance on three performance measures determines the overall funding level of the corporate pool and the aggregate total award budget for eligible employees.

•
In the event of a net loss, the corporate pool funding is reduced by 50% of actual performance for senior executives. For example, if performance measures ordinarily would fund the corporate pool at 60% and there was a net loss, then the corporate pool would be funded at 30% for senior executives. This mechanism ensures alignment of pay and performance in the event of a natural catastrophe or extreme financial market conditions.

•
Target annual incentive compensation percentages for each named executive are based on market data pay levels of peer insurance companies and our benchmark target for total direct compensation at the 50th percentile.

•
Individual awards are based on individual performance in comparison to position-specific compensation targets and overall company performance. Each executive's performance is evaluated against goals established at the beginning of the year that are specifically developed to support the company's annual operating priorities and long-term strategy based on segmentation, analytics, and advanced technology.
The Allstate Corporation | 33

Executive Compensation — Design	PROXY STATEMENT
•
In order to qualify annual cash incentive awards as deductible performance-based compensation under Internal Revenue Code section 162(m), Allstate has established the maximum awards that could be paid to any of the named executives as the lesser of the stockholder approved maximum of $10 million under the Annual Executive Incentive Plan or a percentage of an award pool. For 2014, the award pool is equal to 1.0% of Adjusted Operating Income (defined on pages 62-63), and the percentage of the award pool for the CEO is 40% and for each other named executive, 15%. Although section 162(m) does not apply to the compensation of the CFO, the CFO was included in the award pool consistent with the award opportunity available to the other named executives. The committee retains complete discretion to pay less than the maximums established by the Annual Executive Incentive Plan and the award pool.

•
We paid the 2014 cash incentive awards in March 2015. Further information on annual cash incentive award decisions can be found in the Compensation Decisions for 2014 section on pages 45-46.
34 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Design

Annual Cash Incentive Awards

•  Total Corporate Pool Determined by Performance Measures

•  Individual Awards — Actual payments based on pool funding and individual performance

GOAL SETTING PROCESS

• Committee reviews Allstate performance and annual operating plan • Target performance equal to operating plan	+	Thresholds and maximums set based on analysis of: • Probability of achieving results • Specific operating performance required	+	Independent consultant provides advice based on peer performance, market expectations, and industry trends	+	Chief risk officer reviews and reports to committee

FUNDING—CORPORATE POOL
Funding Calculations:[1]
Adjusted Operating Income 50% Total Premiums 43.5% & Net Investment Income 6.5%

For senior executives, funding does not exceed 50% of actual performance in the event of negative reported Net Income

DISCRETION APPLIED TO ANNUAL POOL DISTRIBUTION

1.	Committee approves corporate pool based on review of actual performance in comparison to goals
2.	CEO allocates corporate pool between business units and areas of responsibility based on relative performance against annual operating goals
3.	Committee's compensation recommendations for our CEO are reviewed and approved by the independent directors of our Board in executive session
4.	Committee reviews and approves CEO recommendations for executive officers based on individual performance and position-specific compensation targets
5.	Individual awards for other employees are determined by senior leaders of business units and areas of responsibility and are subject to approval by CEO

Since Allstate created a corporate pool for annual cash incentive awards in 2011, the committee has not exercised its discretion to increase the amount of the corporate pool beyond the calculated amount. At the beginning of the year, the committee establishes the measures that determine the aggregate amount of funds in the corporate pool available to be paid as awards for that year. The committee has discretion to determine the amount of the awards paid from the corporate pool to the named executives. Awards are paid in the following year.

(1)
Percentages are based on compensation of eligible employees in each area of responsibility and 2014 results for each performance measure. For treatment of catastrophe losses in the funding calculation, see discussion of performance measures on pages 62-63.
The Allstate Corporation | 35

Executive Compensation — Design	PROXY STATEMENT

Performance Stock Awards and Stock Options

•
We grant equity awards to executives based on scope of responsibility, consistent with our philosophy that a significant amount of compensation should be in the form of equity. Additionally, from time to time, equity awards are granted to attract new executives and to retain existing executives.

•
The mix of equity incentives for senior executives is generally 50% PSAs and 50% stock options. We believe both PSAs and stock options are forms of performance-based incentive compensation because PSAs are earned based on achieving established performance goals and stock options require stock price appreciation to deliver value to an executive.

•
In March 2012, February 2013, and February 2014, each of the named executives was awarded a target number of PSAs. The PSAs have a three-year performance cycle. For the 2012 and 2013 awards, the number of PSAs that become earned and vested at the end of the performance cycle depends on an annual adjusted operating income return on equity measure (Adjusted Operating Income ROE) attained during each year of the performance cycle. For the 2014 award, the number of PSAs that become earned and vested depends on the three-year average Adjusted Operating Income ROE. Adjusted Operating Income ROE is defined on page 63. Adjusted Operating Income for PSAs includes a minimum or maximum amount of after-tax catastrophe losses if actual catastrophe losses are less than or exceed those amounts, respectively, which serves to decrease volatility and stabilize the measure by limiting the impact of catastrophe losses. The committee selected Adjusted Operating Income ROE as the performance measure because it:

•
Measures performance in a way that is tracked and understood by investors.

•
Captures both income and balance sheet impacts, including capital management actions.
  •
  Provides a useful gauge of overall performance while limiting the effects of factors management cannot influence, such as extreme weather conditions.

  •
  Correlates to changes in long-term stockholder value.

•
For the 2012-2014 and 2013-2015 performance cycles, performance is measured in three separate one-year periods, but all of these goals were established at the beginning of the three-year performance cycle. For the 2014-2016 performance cycle, performance is measured in a single three-year measurement period. The actual number of PSAs earned for the award's measurement period varies from 0% to 200% of that period's target PSAs based on Adjusted Operating Income ROE for the measurement period.

•
The committee requires positive net income in order for our executives to earn PSAs based on Adjusted Operating Income ROE above target. If Allstate has a net loss in a measurement period, the number of PSAs earned would not exceed target, regardless of the Adjusted Operating Income ROE. This hurdle is included to prevent misalignment between Allstate reported net income and the PSAs earned based on the Adjusted Operating Income ROE result. This situation could occur if, for example, catastrophe losses or capital losses that are not included in Adjusted Operating Income ROE caused Allstate to report a net loss for the period.

•
At the end of each measurement period, the committee certifies the level of our Adjusted Operating Income ROE achievement, as well as the resulting number of PSAs earned by each named executive for that measurement period. The committee does not have the discretion to adjust the performance achievement for any measurement period. PSAs earned will vest following the end of the three-year performance cycle, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control).
36 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Design
•
The 2015-2017 PSA award will be measured in a single three-year measurement period. The performance measure is calculated as follows:

Adjusted Operating Income*	Catastrophe Losses	Adjusted Common Shareholders' Equity**
Average for the three years in the performance cycle.	Adjusted to reflect a minimum or maximum amount of catastrophe losses if the average of actual after-tax catastrophe losses in the three-year cycle is less than or exceeds those amounts.	Average of common shareholders' equity excluding unrealized gains and losses, after-tax, at December 31, 2014, and at the end of each year in the performance cycle.	PSA Performance Measure

Single Three-Year Measurement Period			Committee considered historical and expected performance, market expectations, and industry trends when approving range of performance.
*
Adjusted operating income for the 2015-2017 PSA award has the same definition as the 2014-2016 award as disclosed on page 62-63.

**
Adjusted common shareholders' equity for the 2015-2017 PSA award has the same definition as the 2014-2016 award as disclosed on page 63.

2015-2017 Performance Stock Award Range of Performance

	Three-Year Average Adjusted Operating Income Return on Equity

	Threshold	Target	Maximum

2015-2017 Measurement Period	6.0%	13.5%	14.5%

Payout	0%	100%	200%

The Allstate Corporation | 37

Executive Compensation — Design	PROXY STATEMENT

Equity Ownership and Retention Requirements

Instituted in 1996, stock ownership guidelines require each of the named executives to own Allstate common stock worth a multiple of base salary to link management and stockholders' interests. The following charts show the salary multiple guidelines and the equity holdings that count towards the requirement. The current stock ownership guidelines apply to 88 of our 183 officers as of December 31, 2014 and require these executives to hold 75% of net after-tax shares received as a result of equity compensation awards until their salary multiple guidelines are met.

Stock Ownership as Multiple of Base Salary as of December 31, 2014

Named Executive	Guideline	Actual

Mr. Wilson	6	26

Mr. Shebik	3	6

Mr. Civgin	3	5

Ms. Greffin	3	6

Mr. Winter	3	5

What Counts Toward the Guideline	What Does Not Count Toward the Guideline

• Allstate shares owned personally • Shares held in the Allstate 401(k) Savings Plan • Restricted stock units	• Unexercised stock options • Performance stock awards

 Beginning with awards granted in 2014, Allstate added a requirement that, regardless of a senior executive's stock ownership level, senior executives must retain at least 75% of net after-tax shares for one year. In the case of PSAs, senior executives must retain 75% of net after-tax PSA shares, after the three-year vesting period, for one year. In the case of stock options, senior executives must retain 75% of net shares acquired on exercise for one year. This retention requirement applies to senior executives who receive both PSAs and stock options, or approximately 9% of officers.

Policies on Hedging and Pledging Securities

 We have a policy that prohibits all officers, directors, and employees from engaging in transactions in securities issued by Allstate or any of its subsidiaries that might be considered speculative or hedging, such as selling short or buying or selling options. We instituted a new policy in 2014 that prohibits senior executives and directors from pledging Allstate securities as collateral for a loan or holding such securities in a margin account, except when an exception is granted by the chairman or lead director.

Timing of Equity Awards and Grant Practices

Typically, the committee approves grants of equity awards during a meeting in the first fiscal quarter. The timing allows the committee to align awards with our annual performance and business goals.

Throughout the year, the committee may grant equity incentive awards to newly hired or promoted executives. The grant date for these awards is fixed as the first business day of a month following the later of committee action or the date of hire or promotion.

For additional information on the committee's practices, see the Corporate Governance Practices section of this proxy statement.

38 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Design

Peer Benchmarking

The committee monitors performance toward goals throughout the year and reviews executive compensation program design and executive pay levels annually. As part of that evaluation, Compensation Advisory Partners, the committee's independent compensation consultant, provided executive compensation data, information on current market practices, and alternatives to consider when determining compensation for our named executives. The committee benchmarked our executive compensation program design, executive pay, and performance against a group of peer insurance companies that are publicly traded. Product mix, market segment, annual revenues, premiums, assets, and market value were considered when identifying peer companies. The committee believes Allstate competes against these companies for executive talent and stockholder investment. The committee reviews the composition of the peer group annually with the assistance of its compensation consultant. The following table reflects the peer group used for 2014 compensation benchmarking.

PEER INSURANCE COMPANIES(1)

Company Name	Revenue ($ in billions)	Market Cap ($ in billions)	Assets ($ in billions)	Premiums ($ in billions)	Property and Casualty Insurance Products	Life Insurance and Financial Products

ACE Ltd.	19.3	37.8	98.2	17.4	✓

AFLAC Inc.	22.7	27.0	119.8	19.1		✓

American International Group, Inc.	64.4	77.1	515.6	39.9	✓	✓

The Chubb Corporation	14.0	24.0	51.3	12.3	✓

The Hartford Financial Services Group, Inc.	18.6	17.7	245.0	14.6	✓	✓

Manulife Financial Corporation	41.6	30.8	432.1	14.0		✓

MetLife, Inc.	73.3	61.2	902.3	49.0	✓	✓

The Progressive Corporation	19.4	15.9	25.8	18.4	✓

Prudential Financial, Inc.	54.1	41.1	766.7	35.5		✓

The Travelers Companies, Inc.	27.2	34.1	103.1	23.7	✓

Allstate	35.2	29.4	108.5	31.1	✓	✓

Allstate Ranking Relative to Peers:
— Property and Casualty Insurance	3 of 8	5 of 8	4 of 8	3 of 8

— Life Insurance and Financial Products	5 of 7	5 of 7	7 of 7	4 of 7

— All Peer Insurance Companies	5 of 11	7 of 11	7 of 11	4 of 11

(1)
Information as of year-end 2014.
•
In its executive pay discussions, the committee also considered compensation information for 19 general industry companies in the S&P 100 with fiscal year 2013 revenues between $25 billion and $50 billion.

•
The committee uses compensation surveys for certain executives that provide information on companies of similar size and business mix as Allstate, as well as companies with a broader market context.
•
The committee uses the 50th percentile of our peer group as a guideline in setting the target total direct compensation of our named executives. Within the guideline, the committee balances the various elements of compensation based on individual experience, job scope and responsibilities, performance, and market practices.
The Allstate Corporation | 39

Executive Compensation — Design	PROXY STATEMENT

Other Elements of Compensation

To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we offer the benefits listed in the following table.

Benefit or Perquisite	Named Executives	Other Officers and Certain Managers	All Full-time and Regular Part-time Employees

401(k)(1) and defined benefit pension	•	•	•

Supplemental retirement benefit	•	•

Health and welfare benefits(2)	•	•	•

Supplemental long-term disability	•	•

Deferred compensation	•	•

Tax preparation and financial planning services	•	•(3)

Personal use of aircraft, ground transportation, and mobile devices(4)	•	•

(1)
Allstate contributed $0.80 for every dollar of matchable pre-tax deposits made in 2014 (up to 5% of eligible pay).

(2)
Including medical, dental, vision, life, accidental death and dismemberment, long-term disability, and group legal insurance.

(3)
All officers are eligible for tax preparation services. Financial planning services were provided only to senior executives.

(4)
The Board encourages the CEO to use our corporate aircraft when it improves his efficiency in managing the company, even if it is for personal purposes. Personal usage is counted as taxable compensation. In limited circumstances approved by the CEO, senior executives are permitted to use our corporate aircraft for personal purposes. Ground transportation is available to senior executives. Mobile devices are available to senior executives, other officers, and certain managers and employees depending on their job responsibilities.

Retirement Benefits

Each named executive participates in two different defined benefit pension plans. The Allstate Retirement Plan (ARP) is a tax qualified defined benefit pension plan available to all of our regular full-time and regular part-time employees who meet certain age and service requirements. The ARP provides an assured retirement income based on an employee's level of compensation and length of service at no cost to the employee. As the ARP is a tax qualified plan, federal tax law limits (1) the amount of an individual's compensation that can be used to calculate plan benefits and (2) the total amount of benefits payable to a plan participant on an annual basis. For certain employees, these limits may result in a lower benefit under the ARP than would have been payable otherwise. Therefore, the Supplemental Retirement Income Plan (SRIP) is used to provide ARP-eligible employees whose compensation or benefit amount exceeds the federal limits with an additional defined benefit in an amount equal to what would have been payable under the ARP if the federal limits did not exist.

 Effective January 1, 2014, Allstate modified its pension plans so that all eligible employees earn future pension benefits under a new cash balance formula. The change in pension value as provided in the Summary Compensation Table on page 47 for Mr. Wilson would have been $5.8 million greater under the prior formula. We project that the CEO's future pension benefits will be substantially reduced as a result of the pension change.

Change-in-Control and Post-Termination Benefits

Consistent with our compensation objectives, we offer these benefits to attract, motivate, and retain executives. A change in control of Allstate could have a disruptive impact on both Allstate and our executives. Change-in-control benefits and post-termination benefits are designed to mitigate that impact and to maintain alignment between the interests of our executives and our stockholders.

40 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Design

We substantially reduced change-in-control benefits in 2011:

•
Compared with the previous arrangements, the change-in-control severance plan (CIC Plan) eliminates all excise tax gross ups and the lump sum cash pension enhancement.

•
For the CEO, the amount of cash severance payable is three times the sum of base salary and target annual incentive. For the other named executives, the amount of cash severance payable is two times the sum of base salary and target annual incentive.

•
In order to receive the cash severance benefits under the CIC Plan, a participant must have been terminated (other than for cause, death, or disability) or the participant must have terminated employment for good reason (such as adverse changes in the terms or conditions of employment, including a material reduction in base compensation, a material change in authority, duties, or responsibilities, or a material change in job location) within two years following a change in control.

•
Long-term equity incentive awards granted after 2011 will vest on an accelerated basis due to a change in control only if the participant has been terminated (other than for cause, death, or disability) or the participant terminated employment for good reason (as defined above) within two years following a change in control.

The change-in-control and post-termination arrangements which are described in the Potential Payments as a Result of Termination or Change in Control section are not provided exclusively to the named executives. A larger group of management employees is eligible to receive many of the post-termination benefits described in that section.

Clawback of Compensation

Awards made to executive officers after May 19, 2009, under short- and long-term incentive compensation plans, are subject to clawback in the event of certain financial restatements. Annual cash incentive and equity awards granted after May 19, 2009 are also subject to cancellation or recovery in certain circumstances if the recipient violates non-solicitation covenants. Equity awards granted after February 21, 2012, are subject to cancellation or recovery in certain circumstances if the recipient violates non-competition covenants.

Impact of Tax Considerations on Compensation

We may take a tax deduction of no more than $1 million per executive for compensation paid in any year to our CEO and the three other most highly compensated executives, excluding any individual that served as CFO during the year, as of the last day of the fiscal year in which the compensation is paid, unless the compensation meets specific standards. We may deduct more than $1 million in compensation if the compensation is performance-based and paid under a plan that meets certain requirements. The committee considers the impact of this Internal Revenue Code rule in developing, implementing, and administering our compensation programs. However, the committee balances this consideration with our primary goal of structuring compensation programs to attract, motivate, and retain highly talented executives. In light of this balance and the need to maintain flexibility in administering compensation programs, the committee may authorize compensation in any year that exceeds $1 million and does not meet the required standards for deductibility.

The Allstate Corporation | 41

Executive Compensation — Earned Awards	PROXY STATEMENT

Annual Cash Incentive Awards

In 2014, the total corporate pool was calculated based on three measures: Adjusted Operating Income, Total Premiums, and Net Investment Income. The 2014 annual incentive plan targets for Adjusted Operating Income and Net Investment Income were lower than actual 2013 performance to account for economic trends and certain items that are not indicative of our underlying insurance business. As an example, the targets for those measures were set at amounts to take into account the sale of Lincoln Benefit Life during 2014, and Net Investment Income targets reflect the impact of historically low interest rates. Also in 2014, the ranges between target and maximum were widened to reflect the fact that the business has been operating well, and the plan had paid near maximum levels in the prior two years. The 2015 annual incentive plan targets are not included since those targets do not relate to 2014 pay, and as target performance is set at the 2015 operating plan, it is proprietary information. For a description of how the 2014 measures are determined, see pages 62-63. The ranges of performance and 2014 actual results are shown in the following table.

2014 Annual Cash Incentive Award Ranges of Performance

Measure	Threshold	Target	Maximum		Actual Results

Adjusted Operating Income (in millions)	$1,800	$2,200	$2,700		$2,350

Total Premiums (in millions)	$31,225	$31,725	$32,225		$31,685

Net Investment Income (in millions)	$2,835	$3,085	$3,335		$3,303

Payout Percentages

Named Executives(1)	50%*	100%	200%	(2)	118.9%

*	Actual performance below threshold results in a 0% payout.
(1)	Payout percentages reflect contribution to incentive compensation pool. Actual awards are fully discretionary and vary depending on individual performance.
(2)
The maximum pool funding for the named executives, other than the CEO, was lowered from 250% to 200% of target beginning with the 2014 award. For the CEO, it was reduced from 300% to 250% of target beginning with the 2010 award and from 250% to 200% of target beginning with the 2012 award.

The following table shows the annual cash incentive award paid to each named executive as a percentage of target in the last three years.

AIP % of Target
Name	2012	2013	2014

Mr. Wilson	186.8%	200.0%	118.9%

Mr. Shebik	229.4%	318.2%	118.9%

Mr. Civgin	236.2%	228.6%	114.3%

Ms. Greffin	254.8%	200.4%	136.7%

Mr. Winter	284.6%	268.2%	130.4%

42 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Earned Awards

Performance Stock Awards

Adjusted Operating Income ROE is the performance measure used for PSAs. For a description of how this measure is determined for each performance cycle, see pages 62-63. The measurement periods and levels of Adjusted Operating Income ROE needed to earn the threshold, target and maximum number of PSAs for the measurement period, as well as actual results, are set forth in the table below.

Performance Stock Awards Ranges of Performance

	Adjusted Operating Income Return on Equity

	Threshold	Target	Maximum	Actual Results

2012-2014 PSA Performance Cycle

2012 Measurement Period	4.0%	10.0%	11.5%	12.3%

2013 Measurement Period	4.5%	10.5%	12.25%	13.1%

2014 Measurement Period	5.0%	11.0%	13.0%	12.8%

2013-2015 PSA Performance Cycle

2013 Measurement Period	6.0%	11.0%	12.5%	13.4%

2014 Measurement Period	6.0%	12.0%	13.5%	13.2%

2015 Measurement Period	6.0%	13.0%	14.5%	To be determined in 2016

2014-2016 PSA Performance Cycle
(One Measurement Period)	6.0%	13.0%	14.5%	To be determined in 2017

Payout	0%	100%	200%

The Allstate Corporation | 43

Executive Compensation — Earned Awards	PROXY STATEMENT

The following tables show the target number of PSAs granted to each of our named executives for the 2012-2014, 2013-2015, and 2014-2016 performance cycles, and the number of PSAs earned based on achievement of the performance measure.

2012-2014 Performance Cycle(1)

		2012 Measurement Period		2013 Measurement Period		2014 Measurement Period

Named Executive	Target Number of PSAs for 2012-2014 Performance Cycle	Target Number of PSAs	Number of PSAs Earned(2)	Target Number of PSAs	Number of PSAs Earned(2)	Target Number of PSAs	Number of PSAs Earned(2)

Mr. Wilson	124,194	41,398	82,796	41,398	82,796	41,398	78,656

Mr. Shebik	9,736	3,245	6,490	3,245	6,490	3,246	6,167

Mr. Civgin	30,645	10,215	20,430	10,215	20,430	10,215	19,409

Ms. Greffin	29,032	9,677	19,354	9,677	19,354	9,678	18,388

Mr. Winter	40,323	13,441	26,882	13,441	26,882	13,441	25,538

(1)
The actual number of PSAs to be earned for each measurement period varies from 0% to 200% of the target PSAs based on Adjusted Operating Income ROE for such measurement period.

(2)
For the 2012 and 2013 measurement periods, the named executives earned PSAs equal to the maximum, or 200%, of the target number for that measurement period. For the 2014 measurement period, the named executives earned PSAs equal to 190% of the target number for that measurement period.

2013-2015 Performance Cycle(1)

		2013 Measurement Period		2014 Measurement Period		2015 Measurement Period

Named Executive	Target Number of PSAs for 2013-2015 Performance Cycle	Target Number of PSAs	Number of PSAs Earned(2)	Target Number of PSAs	Number of PSAs Earned(2)	Target Number of PSAs	Number of PSAs Earned(2)

Mr. Wilson	84,411	28,137	56,274	28,137	50,647	28,137

Mr. Shebik	19,733	6,577	13,154	6,578	11,840	6,578	To be

Mr. Civgin	23,021	7,673	15,346	7,674	13,813	7,674	determined

Ms. Greffin	20,061	6,687	13,374	6,687	12,037	6,687	in 2016.

Mr. Winter	27,817	9,272	18,544	9,272	16,690	9,273

(1)
The actual number of PSAs to be earned for each measurement period varies from 0% to 200% of the target PSAs based on Adjusted Operating Income ROE for such measurement period.

(2)
For the 2013 measurement period, the named executives earned PSAs equal to the maximum, or 200%, of the target number for that measurement period. For the 2014 measurement period, the named executives earned PSAs equal to 180% of the target number for that measurement period.

2014-2016 Performance Cycle(1)

	One Measurement Period

Named Executive	Target Number of PSAs for 2014-2016 Performance Cycle	Number of PSAs Earned

Mr. Wilson	73,783

Mr. Shebik	17,248	To be

Mr. Civgin	20,123	determined

Ms. Greffin	18,494	in 2017.

Mr. Winter	25,153

(1)
The actual number of PSAs that will vest will vary from 0% to 200% of the target PSAs based on Adjusted Operating Income ROE for the measurement period.
44 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Earned Awards

Compensation Decisions for 2014

Mr. Wilson, Served as Chairman, President and Chief Executive Officer during 2014

•
Mr. Wilson's total compensation and the amount of each compensation element are driven by the design of our compensation program, his experience, his responsibility for Allstate's overall strategic direction, performance and operations, and the committee's analysis of peer company CEO compensation. In conjunction with the committee's independent compensation consultant, the committee conducts an annual review of Mr. Wilson's total target direct compensation and determines if any changes are warranted.

•
Mr. Wilson's performance as Chairman and CEO is evaluated under five categories which are determined by the Nominating and Governance Committee: delivering planned operating results, developing and implementing long-term strategy, maintaining and motivating a high performance team, corporate stewardship and Board effectiveness. Performance is assessed over one- and three- year time periods.

•
During the 2014 annual review, the committee determined that Mr. Wilson's base salary should be increased to align with Allstate's practice of targeting compensation at the median of its insurance industry peer group. Mr. Wilson's annual cash incentive target of 300% of salary, and long-term equity incentive target of 700% of salary, remained unchanged.

•
Salary.  In 2014, the Board approved an increase from $1,100,000 to $1,150,000 effective March 2014. Mr. Wilson's last salary increase was four years earlier in March 2010.

•
Annual Cash Incentive Award.  Mr. Wilson's target annual incentive payment of 300% of base salary with a maximum funding opportunity for the award pool of 200% of target was unchanged in 2014.

•
Under Mr. Wilson's leadership, Allstate grew across brands and customer segments in 2014 while generating excellent profitability despite a significant increase in losses from severe weather from historically low levels in 2013. The combination of a unique strategy and strong operational results improved Allstate's competitive position and created value for stockholders. The Allstate brand increased both auto and homeowners policies, reflecting the execution of a comprehensive growth plan. Both Esurance and Encompass realized positive policy growth. Written premiums grew 5.1% for Allstate Protection.

    •
    Allstate Financial recorded a net income of $631 million although premiums declined due to the sale of Lincoln Benefit Life Company.

    •
    Allstate continued to evolve its agency force into a trusted advisor model by enabling agencies to more fully deliver on the customer value proposition, implementing processes and standards to elevate the level and consistency of the customer experience and enhancing technology to improve customer service.

    •
    Stockholders continued to realize excellent returns with $2.78 billion of dividends and share repurchases.

    •
    The committee approved an annual cash incentive award of $4,073,075 for Mr. Wilson based on 2014 performance. This was consistent with the overall pool funding payout at 118.9% of target.

•
Equity Incentive Awards.  In February 2014, based on its assessment of Mr. Wilson's performance in delivering strong business results in 2013, the committee granted him equity awards of stock options with a grant date fair value of $3,850,001 and performance stock awards with a grant date fair value of $3,849,997, which is equal to Mr. Wilson's target equity incentive award opportunity.

Other Named Executives

Mr. Wilson evaluates the performance and contributions of each member of his senior leadership team, including each other named executive. Based on his review, Mr. Wilson recommended specific adjustments to salary and incentive targets as well as actual incentive awards. The recommendations were considered and approved by the committee.

Mr. Shebik, Served as Executive Vice President and Chief Financial Officer during 2014

•
Salary.  In 2014, the committee awarded an increase from $600,000 to $630,000 effective March 2014. Based on a review of CFO base salary benchmarking, Mr. Shebik received an additional increase to $750,000 in October 2014 to align with the median of the insurance industry peer group.

•
Incentive Targets.  Based on the review of CFO compensation benchmarking, Mr. Shebik's annual incentive target was increased to 125% of salary from 110% of salary in October 2014. His target equity incentive opportunity remained at 300% of salary.
The Allstate Corporation | 45

Executive Compensation — Earned Awards	PROXY STATEMENT
•
Annual Cash Incentive Award.  The committee approved an annual cash incentive award of $883,619 for Mr. Shebik based on an assessment of his performance in leading Allstate's strategic and financial planning efforts, improving the financial strength of the company and helping drive operating performance.

•
Equity Incentive Awards.  In February 2014, based on a review of Mr. Shebik's performance during 2013, the committee granted him equity awards with a grant date fair value of $1,799,999, which is aligned with his target equity incentive award opportunity.

Mr. Civgin, Served as President and Chief Executive Officer, Allstate Financial during 2014

•
Salary.  The committee did not adjust Mr. Civgin's annual salary of $700,000 during 2014.

•
Incentive Targets.  No changes were made to Mr. Civgin's incentive targets during 2014. Mr. Civgin's annual incentive target was 125% of salary and his target equity incentive opportunity was 300% of salary.

•
Annual Cash Incentive Award.  The committee approved an annual cash incentive award of $1,000,000 for Mr. Civgin based on an assessment of his performance in the successful execution of the Lincoln Benefit Life transaction, and his progress in lowering the overall Allstate Financial cost structure.

•
Equity Incentive Awards.  In February 2014, based on a review of Mr. Civgin's performance in 2013, the committee granted him equity awards with a grant date fair value of $2,100,014, which is aligned with his target equity incentive award opportunity.

Ms. Greffin, Served as Executive Vice President and Chief Investment Officer of Allstate Insurance Company during 2014

•
Salary.  The committee approved an increase from $640,000 to $670,000 effective March 2014, based on Ms. Greffin's performance in 2013.
•
Incentive Targets.  No changes were made to Ms. Greffin's incentive targets during 2014. Ms. Greffin's annual incentive target was 110% of salary and her target equity incentive opportunity was 300% of salary.

•
Annual Cash Incentive Award.  The committee approved an annual cash incentive award of $1,000,000 for Ms. Greffin based on an assessment of her performance in exceeding expected net investment income results through strong limited partnership income and solid returns in our actively managed and total portfolios.

•
Equity Incentive Awards.  In February 2014, based on a review of Ms. Greffin's performance in 2013, the committee granted her equity awards with a grant date fair value of $1,930,017, which is aligned with her target equity incentive award opportunity.

Mr. Winter, Served as President, Allstate Personal Lines of Allstate Insurance Company during 2014

•
Salary.  The committee awarded an increase from $750,000 to $770,000, effective March 2014, based on Mr. Winter's performance in 2013.

•
Incentive Targets.  No changes were made to Mr. Winter's incentive targets during 2014. Mr. Winter's annual incentive target was 150% of salary, and his target equity incentive opportunity was 350% of salary.

•
Annual Cash Incentive Award.  The committee approved an annual cash incentive award of $1,500,000 for Mr. Winter based on an assessment of his performance in contributing to the growth of the Allstate brand policies in force, a strong underlying combined ratio and the progress made in shifting Allstate agencies to a trusted advisor model.

•
Equity Incentive Awards.  In February 2014, based on a review of Mr. Winter's performance during 2013, the committee granted him equity awards with a grant date fair value of $2,624,988, which is aligned with his target equity incentive opportunity.

Compensation Committee Report

The compensation and succession committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 28-46 of this proxy statement. Based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND SUCCESSION COMMITTEE

Jack M. Greenberg (Chair)
Michael L. Eskew	Andrea Redmond
Herbert L. Henkel	John W. Rowe
46 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the named executives for the last three fiscal years. The positions listed for each named executive are as of December 31, 2014. The titles and responsibilities for Messrs. Wilson, Civgin, and Winter changed effective January 2015. See Appendix C for their current titles.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Thomas J. Wilson
Chairman, President	2014	1,141,346	—	3,849,997	3,850,001	4,073,075	2,632,215	94,751	15,641,385
and Chief Executive	2013	1,100,000	—	3,849,986	4,350,006	6,600,000	2,720,160	53,571	18,673,723
Officer	2012	1,100,000	—	3,850,014	3,850,000	6,164,730	1,982,607	111,204	17,058,555

Steven E. Shebik
Executive Vice	2014	652,500	—	900,001	899,998	883,619	827,696	26,960	4,190,774
President and Chief	2013	600,000	—	900,022	900,000	2,100,000	1,070,582	34,165	5,604,769
Financial Officer	2012	545,330	—	531,099	531,108	1,175,994	563,812	33,904	3,381,247

Don Civgin
President and Chief	2014	700,000	—	1,050,018	1,049,996	1,000,000	135,885	26,560	3,962,459
Executive Officer,	2013	700,000	—	1,049,988	1,049,996	2,000,000	69,422	27,902	4,897,308
Allstate Financial	2012	690,000	—	949,995	949,998	2,000,000	48,581	28,302	4,666,876

Judith P. Greffin
Executive Vice	2014	664,807	—	965,017	965,000	1,000,000	1,165,174	27,187	4,787,185
President and Chief	2013	634,807	—	914,982	914,999	1,400,000	271,815	33,580	4,170,183
Investment Officer	2012	606,538	—	899,992	899,998	1,700,000	952,989	25,450	5,084,967

Matthew E. Winter
President,	2014	766,539	—	1,312,484	1,312,504	1,500,000	139,076	39,016	5,069,619
Allstate Personal	2013	745,673	—	1,268,733	1,268,748	3,000,000	102,174	35,150	6,420,478
Lines	2012	721,154	—	1,250,013	1,249,997	3,000,000	52,425	37,400	6,310,989

(1)
The aggregate grant date fair value of PSAs granted in 2014, 2013, and 2012 and restricted stock unit awards granted in 2012 are computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718). The fair value of PSAs and RSUs is based on the final closing price of Allstate's common stock on the grant date, which in part reflects the payment of expected future dividends. (See note 18 to our audited financial statements for 2014.) This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The value of PSAs is based on the probable satisfaction of the performance conditions. The number of PSAs granted in 2014 to each named executive is provided in the Grants of Plan-Based Awards table on page 49. The value of the PSAs granted in 2014 at grant date share price if maximum corporate performance were to be achieved is as follows: Mr. Wilson $7,699,994, Mr. Shebik $1,800,002, Mr. Civgin $2,100,036, Ms. Greffin $1,930,034, and Mr. Winter $2,624,968.

(2)
The aggregate grant date fair value of option awards is computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the grant date using a binomial lattice model and the assumptions (see note 18 to our audited financial statements for 2014) as set forth in the following table:

	2014	2013	2012

Weighted average expected term	6.5 years	8.2 years	9.0 years
Expected volatility	16.8–42.2%	19.1–48.1%	20.2–53.9%
Weighted average volatility	28.3%	31.0%	34.6%
Expected dividends	1.7–2.2%	1.9–2.2%	2.2–3.0%
Weighted average expected dividends	2.1%	2.2%	2.8%
Risk-free rate	0.0–3.0%	0.0–2.9%	0.0–2.2%

This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The number of options granted in 2014 to each named executive is provided in the Grants of Plan-Based Awards table on page 49.
The Allstate Corporation | 47

Executive Compensation — Tables	PROXY STATEMENT
(3)
Amounts reflect the aggregate increase in actuarial value of the pension benefits as set forth in the Pension Benefits table, accrued during 2014, 2013, and 2012. These are benefits under the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP). Non-qualified deferred compensation earnings are not reflected since our Deferred Compensation Plan does not provide above-market earnings. The pension plan measurement date is December 31. (See note 17 to our audited financial statements for 2014.) Beginning in 2014, all eligible employees earn pension benefits under a new cash balance formula only.

  The following table reflects the respective change in the actuarial value of the benefits provided to the named executives in 2014:

Name	ARP ($)	SRIP ($)

Mr. Wilson	190,510	2,441,705

Mr. Shebik	218,748	608,948

Mr. Civgin	14,334	121,551

Ms. Greffin	218,955	946,219

Mr. Winter	10,011	129,065

Interest rates and other assumptions can have a significant impact on the change in pension value from one year to another. The Change in Pension Value for Mr. Wilson would have been $1,701,000 if the interest rate from 2013 had remained unchanged.

(4)
The following table describes the incremental cost of other benefits provided in 2014 that are included in the "All Other Compensation" column.

All Other Compensation for 2014 — Supplemental Table

Name	Personal Use of Aircraft(1) ($)	401(k) Match(2) ($)	Other(3) ($)	Total All Other Compensation ($)

Mr. Wilson	59,865	10,400	24,486	94,751

Mr. Shebik	0	10,400	16,560	26,960

Mr. Civgin	0	10,400	16,160	26,560

Ms. Greffin	0	10,400	16,787	27,187

Mr. Winter	0	10,400	28,616	39,016

(1)
The amount reported for personal use of aircraft is based on the incremental cost method, which is calculated based on Allstate's average variable costs per flight hour. Variable costs include fuel, maintenance, on-board catering, landing/ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method of calculating the incremental cost excludes fixed costs that do not change based on usage, such as pilots' and other employees' salaries, costs incurred in purchasing the aircraft, and non-trip related hangar expenses.

(2)
Each of the named executives participated in our 401(k) plan during 2014. The amount shown is the amount allocated to their accounts as employer matching contributions.

(3)
"Other" consists of premiums for group life insurance and personal benefits and perquisites consisting of mobile devices, tax preparation services, financial planning, ground transportation, and supplemental long-term disability coverage. There was no incremental cost for the use of mobile devices. We provide supplemental long-term disability coverage to all regular full- and part-time employees who participate in the long-term disability plan and whose annual earnings exceed the level which produces the maximum monthly benefit provided by the long-term disability plan. This coverage is self-insured (funded and paid for by Allstate when obligations are incurred). No obligations for the named executives were incurred in 2014, and therefore, no incremental cost is reflected in the table.
48 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

GRANTS OF PLAN-BASED AWARDS AT FISCAL YEAR-END 2014

The following table provides information about non-equity incentive plan awards and equity awards granted to our named executives during fiscal year 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value ($)(5)

Name	Grant Date	Plan Awards(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Options (#)	Awards ($/Shr)(4)	Stock Awards	Option Awards

Mr. Wilson	—	Annual cash incentive	1,712,671	3,425,342	10,000,000
	02/18/2014	PSAs				0	73,783	147,566			3,849,997
	02/18/2014	Stock options							309,237	52.18		3,850,001

Mr. Shebik	—	Annual cash incentive	371,526	743,052	5,619,000
	02/18/2014	PSAs				0	17,248	34,496			900,001
	02/18/2014	Stock options							72,289	52.18		899,998

Mr. Civgin	—	Annual cash incentive	437,500	875,000	5,619,000
	02/18/2014	PSAs				0	20,123	40,246			1,050,018
	02/18/2014	Stock options							84,337	52.18		1,049,996

Ms. Greffin	—	Annual cash incentive	365,788	731,575	5,619,000
	02/18/2014	PSAs				0	18,494	36,988			965,017
	02/18/2014	Stock options							77,510	52.18		965,000

Mr. Winter	—	Annual cash incentive	575,035	1,150,069	5,619,000
	02/18/2014	PSAs				0	25,153	50,306			1,312,484
	02/18/2014	Stock options							105,422	52.18		1,312,504

(1)
Awards under the Annual Executive Incentive Plan and the 2013 Equity Incentive Plan.

(2)
The amounts in these columns consist of the threshold, target, and maximum annual cash incentive awards for the named executives. The threshold amount for each named executive is 50% of target, as the minimum amount payable (subject to individual performance) if threshold performance is achieved. If the threshold is not achieved, the payment to the named executives would be zero. The target amount is based upon achievement of the performance measures listed under the Annual Cash Incentive Awards caption on page 42. The maximum amount is based on the maximum amount that could be paid to a named executive to qualify the annual cash incentive award as deductible under section 162(m). The maximum amount payable to any named executive who served as CFO during the year is an amount equal to 15% of the 162(m) award pool described on page 62. The maximum amount payable to the CEO and the three most highly compensated executives, excluding any named executive who served as CFO during the year, is the lesser of a stockholder approved maximum of $10 million under the Annual Executive Incentive Plan or a percentage, which varies by executive, of the award pool. The award pool is equal to 1.0% of Adjusted Operating Income with award opportunities capped at 40% of the pool for Mr. Wilson and 15% of the pool for each other such named executive. Adjusted Operating Income is defined on pages 62-63. For a description of the ranges of performance established by the committee for the 2014 annual incentive, which are lower than the section 162(m) limits, see page 42.

(3)
The amounts shown in these columns reflect the threshold, target, and maximum PSAs for the named executives. The threshold amount for each named executive is 0% payout. The target and maximum amounts are based upon achievement of the performance measures listed under the Performance Stock Awards caption on page 43.

(4)
The exercise price of each option is equal to the closing sale price on the New York Stock Exchange on the grant date or, if there was no such sale on the grant date, then on the last previous day on which there was a sale ("closing price").

(5)
The aggregate grant date fair value of the February 18, 2014 PSAs was $52.18 and stock option award was $12.45, computed in accordance with FASB ASC 718 based on the probable satisfaction of the performance conditions. The assumptions used in the valuation are discussed in footnotes 1 and 2 to the Summary Compensation Table on page 47.
The Allstate Corporation | 49

Executive Compensation — Tables	PROXY STATEMENT

Performance Stock Awards

PSAs represent our promise to transfer shares of common stock in the future if certain performance measures are met. Each PSA represents Allstate's promise to transfer one fully vested share in the future for each PSA that vests. Earned PSAs will vest following the end of the three-year performance cycle, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control). Vested PSAs will be converted into shares of Allstate common stock and dividend equivalents accrued on these shares will be paid in cash. No dividend equivalents will be paid prior to vesting.

Stock Options

Stock options represent an opportunity to buy shares of our stock at a fixed exercise price at a future date. We use them to align the interests of our executives with long-term stockholder value, as the stock price must appreciate from the grant date for the executives to profit.

Under our stockholder-approved equity incentive plan, the exercise price cannot be less than the closing price of a share on the grant date. Stock option repricing is not permitted. In other words, without an event such as a stock split, if the committee cancels an award and substitutes a new award, the exercise price of the new award cannot be less than the exercise price of the cancelled award.

All stock option awards have been made in the form of non-qualified stock options. The options granted to the named executives in 2014 become exercisable over three years. One-third of the stock options will become exercisable on the anniversary of the grant date for each of the three years. The options granted to the named executives prior to 2014 become exercisable over four years: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates. The change to the vesting schedule in 2014 was made to reflect current market practice. All of the options expire in ten years from the grant date, unless an earlier date has been approved by the committee in connection with certain change-in-control situations or other special circumstances such as termination, death, or disability.

50 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2014

The following table summarizes the outstanding equity awards of the named executives as of December 31, 2014.

	Option Awards(1)					Stock Awards(2)

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(6)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(5)

Mr. Wilson	06/01/2005	100,000	0	$58.47	06/01/2015
	02/21/2006	66,000	0	$53.84	02/21/2016
	02/21/2006	124,000	0	$53.84	02/21/2016
	02/20/2007	262,335	0	$62.24	02/20/2017
	02/26/2008	338,316	0	$48.82	02/26/2018
	02/22/2010	417,576	0	$31.41	02/22/2020
	02/22/2011	335,856	111,952	$31.74	02/22/2021	02/22/2011	18,195	$1,278,199
	02/21/2012	222,030	222,030	$31.56	02/21/2022	03/06/2012	244,248	$17,158,422
	02/12/2013	0	363,409	$45.61	02/12/2023	02/12/2013	106,921	$7,511,200	28,137	$1,976,624
	02/18/2014	0	309,237	$52.18	02/18/2024	02/18/2014			73,783	$5,183,256

Mr. Shebik	02/21/2006	15,464	0	$53.84	02/21/2016
	02/21/2006	9,000	0	$53.84	02/21/2016
	02/20/2007	15,571	0	$62.24	02/20/2017
	02/26/2008	25,763	0	$48.82	02/26/2018
	02/27/2009	38,715	0	$16.83	02/27/2019
	02/22/2010	33,616	0	$31.41	02/22/2020
	02/22/2011	26,397	8,800	$31.74	02/22/2021	02/22/2011	886	$62,242
	02/21/2012	13,223	13,223	$31.56	02/21/2022	02/21/2012	3,633	$255,218
	03/06/2012	17,507	17,507	$31.00	03/06/2022	03/06/2012	19,147	$1,345,077
	02/12/2013	0	75,188	$45.61	02/12/2023	02/12/2013	24,994	$1,755,829	6,578	$462,104
	02/18/2014	0	72,289	$52.18	02/18/2024	02/18/2014			17,248	$1,211,672

Mr. Civgin	09/08/2008	65,000	0	$46.48	09/08/2018
	02/22/2010	111,944	0	$31.41	02/22/2020
	02/22/2011	86,508	28,836	$31.74	02/22/2021	02/22/2011	4,687	$329,262
	02/21/2012	54,786	54,787	$31.56	02/21/2022	03/06/2012	60,269	$4,233,897
	02/12/2013	0	87,719	$45.61	02/12/2023	02/12/2013	29,159	$2,048,420	7,674	$539,098
	02/18/2014	0	84,337	$52.18	02/18/2024	02/18/2014			20,123	$1,413,641

Ms. Greffin	02/21/2006	19,919	0	$53.84	02/21/2016
	02/21/2006	4,723	0	$53.84	02/21/2016
	02/20/2007	21,291	0	$62.24	02/20/2017
	02/20/2007	4,854	0	$62.24	02/20/2017
	07/17/2007	3,660	0	$60.42	07/17/2017
	02/26/2008	68,365	0	$48.82	02/26/2018
	02/26/2008	28,298	0	$48.82	02/26/2018
	08/11/2008	14,250	0	$46.56	08/11/2018
	02/27/2009	36,911	0	$16.83	02/27/2019
	02/22/2010	91,088	0	$31.41	02/22/2020
	02/22/2011	77,857	25,953	$31.74	02/22/2021	02/22/2011	4,218	$296,315
	02/21/2012	51,903	51,903	$31.56	02/21/2022	03/06/2012	57,096	$4,010,994
	02/12/2013	0	76,441	$45.61	02/12/2023	02/12/2013	25,411	$1,785,123	6,687	$469,762
	02/18/2014	0	77,510	$52.18	02/18/2024	02/18/2014			18,494	$1,299,204

Mr. Winter	11/02/2009	8,385	0	$29.64	11/02/2019
	02/22/2011	111,951	37,318	$31.74	02/22/2021	02/22/2011	6,065	$426,066
	02/21/2012	72,087	72,088	$31.56	02/21/2022	03/06/2012	79,302	$5,570,966
	02/12/2013	0	105,994	$45.61	02/12/2023	02/12/2013	35,234	$2,475,189	9,273	$651,428
	02/18/2014	0	105,422	$52.18	02/18/2024	02/18/2014			25,153	$1,766,998

(1)
The options granted in 2014 vest over three years: one-third will become exercisable on the anniversary of the grant date for each of the three years. The options granted in 2013, 2012, 2011, and 2010 vest over four years: 50% on the second anniversary date and 25% on each of the third and fourth anniversary dates. The other options vest in four installments of 25% on each of the first four anniversaries of the grant date. The exercise price of each option is equal to the closing price of Allstate's common stock on the grant date. For options granted prior to 2007, fair market value is equal to the average of the high and low sale prices on the grant date. For options granted in 2007 and thereafter, fair market value is equal to the closing sale price on the grant date. In each case, if there was no sale on the grant date, the closing price is calculated as of the last previous day on which there was a sale.
The Allstate Corporation | 51

Executive Compensation — Tables	PROXY STATEMENT
(2)
The awards granted prior to 2012 are restricted stock units. The awards granted in 2012 and after are PSAs, except for Mr. Shebik's February 21, 2012, restricted stock unit award.

(3)
The aggregate value and aggregate number of exercisable and unexercisable in-the-money options as of December 31, 2014, for each of the named executives are as follows:

	Exercisable		Unexercisable

Name	Aggregate Number (#)	Aggregate Value ($)	Aggregate Number (#)	Aggregate Value ($)

Mr. Wilson	1,866,113	51,390,122	1,006,628	27,443,923

Mr. Shebik	195,256	6,667,376	187,007	4,696,530

Mr. Civgin	318,238	11,344,048	255,679	6,915,549

Ms. Greffin	423,119	13,574,889	231,807	6,291,689

Mr. Winter	192,423	7,440,794	320,822	8,742,869

(4)
The restricted stock unit awards granted in 2012 and 2011 vest over four years: 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversary dates. The PSAs vest in one installment on the third anniversary of the grant date. The PSAs granted in 2012 vested on March 5, 2015.

(5)
Amount is based on the closing price of our common stock of $70.25 on December 31, 2014.

(6)
The PSAs vest in one installment on the third anniversary of the grant date. The number of shares that ultimately vest may range from 0 to 200% of the target depending on actual performance during the three-year performance period. For a description of the PSA program and the performance measures used, see pages 36-37 and 43. The number of PSAs reflected in this column for the 2013 and 2014 awards are the number of shares that would be earned if the target level of performance is achieved. Final payouts under the PSAs will not be known until the respective performance period is completed.

OPTION EXERCISES AND STOCK VESTED AT FISCAL YEAR-END 2014

The following table summarizes the options exercised by the named executives during 2014 and the restricted stock unit awards that vested during 2014.

	Option Awards(1)		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Wilson	850,612	38,895,765	35,913	1,934,274

Mr. Shebik	20,836	138,889	5,400	289,428

Mr. Civgin	0	0	9,437	508,277

Ms. Greffin	100,748	2,775,621	8,084	435,404

Mr. Winter	59,091	1,314,559	11,915	641,742

(1)
Of the options exercised in 2014 by Mr. Wilson, Mr. Shebik and Ms. Greffin, 98,976, 20,836, and 40,748 options, respectively, were due to expire in 2014 or the first quarter of 2015.
52 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

Retirement Benefits

The following table provides information about the pension plans in which the named executives participate. Each of the named executives participates in the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP).

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)

Mr. Wilson	ARP	21.8	923,818	0
	SRIP	21.8	12,465,076	0

Mr. Shebik	ARP	26.2	1,131,283	0
	SRIP	26.2	3,146,402	0

Mr. Civgin	ARP	6.3	41,528	0
	SRIP	6.3	268,907	0

Ms. Greffin	ARP	24.3	959,962	0
	SRIP	24.3	4,481,342	0

Mr. Winter	ARP	5.2	30,421	0
	SRIP	5.2	315,187	0

(1)
These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the named executives, which will be known only at the time they become eligible for payment. The present value of the accumulated benefit was determined using the same measurement date (December 31, 2014) and material assumptions that we use for year-end financial reporting purposes, except that we made no assumptions for early termination, disability, or pre-retirement mortality. Other assumptions include the following:

•
Retirement at the normal retirement age as defined in the plans (age 65).

•
Discount rate of 4.10%.

Other assumptions for the final average pay formula include the following:

•
80% paid as a lump sum and 20% paid as an annuity; for the cash balance formula, 100% paid as a lump sum.

•
Lump-sum/annuity conversion segmented interest rates of 3.50% for the first five years, 5.75% for the next 15 years, and 6.50% for all years after 20.

•
Lump sum calculations were done using the RP-2014 mortality table projected with the MP-2014 projection table, with a blend of 50% males and 50% females. The RP-2014 mortality table and MP-2014 projection table were created by the Society of Actuaries. Allstate adopted these tables for accounting on December 31, 2014 to measure retirement program obligations in the United States; however, benefits are not determined using these factors in 2014 or 2015.

•
Annuity calculations were done using the RP-2014 white collar mortality table for annuitants projected with the MP-2014 projection table.

See note 17 to our audited financial statements for 2014 for additional information.
The Allstate Corporation | 53

Executive Compensation — Tables	PROXY STATEMENT
(2)
The following table shows the lump sum present value of the non-qualified pension benefits for each named executive earned through December 31, 2014, if the named executives' employment terminated on that date.

Name	Plan Name	Lump Sum Amount ($)

Mr. Wilson	SRIP	13,365,728

Mr. Shebik	SRIP	3,438,715

Mr. Civgin	SRIP	257,423

Ms. Greffin	SRIP	4,987,970

Mr. Winter	SRIP	306,768

The amount shown is based on the lump sum methodology used by the Allstate pension plans in 2014. Specifically, the interest rate for 2014 is based on 100% of the average corporate bond segmented yield curve from August of the prior year. As required under the Internal Revenue Code, the mortality table used for 2014 is the 2014 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females.

Allstate Retirement Plan (ARP)

Contributions to the ARP are made entirely by Allstate and are paid into a trust fund from which benefits are paid. Before January 1, 2014, ARP participants earned benefits under one of two formulas (final average pay or cash balance) based on their date of hire or their choice at the time Allstate introduced the cash balance formula. In order to better align our pension benefits with market practices, provide future pension benefits more equitably to Allstate employees, and reduce costs, final average pay benefits were frozen as of December 31, 2013. Beginning on January 1, 2014, all eligible participants earn benefits under a new cash balance formula only.

Final Average Pay Formula — Frozen as of 12/31/13

Benefits under the final average pay formula were earned and are stated in the form of a straight life annuity payable at the normal retirement age of 65. Ms. Greffin and Messrs. Shebik and Wilson have earned final average pay benefits equal to the sum of a Base Benefit and an Additional Benefit. The Base Benefit equals 1.55% of the participant's average annual compensation, multiplied by credited service after 1988 through 2013. The Additional Benefit equals 0.65% of the amount of the participant's average annual compensation that exceeds the participant's covered compensation, multiplied by credited service after 1988 through 2013. Covered compensation is the average of the maximum annual salary taxable for Social Security over the 35-year period ending the year the participant would reach Social Security retirement age. Messrs. Shebik and Wilson are eligible for a reduced early retirement benefit which would reduce their Base Benefit by 4.8% for each year of early payment before age 65 and their Additional Benefit by 8% for each year of early payment from age 62 to age 65 and 4% for each year of early payment from age 55 to age 62, prorated on a monthly basis based on age at the date payments begin.

Cash Balance Formula — For all Participants
Beginning 1/1/14

All named executives earned benefits under the cash balance formula in 2014. Under this formula, participants receive pay credits while employed at Allstate, based on a percentage of eligible annual compensation and years of service, plus interest credits. Pay credits are allocated to a hypothetical account in an amount equal to 3% to 5% of eligible annual compensation, depending on years of vesting service. Interest credits are allocated to the hypothetical account based on the interest crediting rate in effect for that plan year as published by the Internal Revenue Service. The interest crediting rate is set annually and is currently based on the average yield for 30-year U.S. Treasury securities for August of the prior year. Prior to 2014, Messrs. Civgin and Winter earned cash balance credits equal to 2.5% of eligible annual compensation after they completed one year of vesting service based on the prior cash balance formula.

Supplemental Retirement Income Plan (SRIP)

SRIP benefits are generally determined using a two-step process: (1) determine the amount that would be payable under the ARP formula(s) specified above if Internal Revenue Code limits did not apply,

54 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

then (2) reduce the amount described in (1) by the amount actually payable under the applicable ARP formula(s). The normal retirement date under the SRIP is age 65. If eligible for early retirement under the ARP, the employee also is eligible for early retirement under the SRIP. SRIP benefits are not funded and are paid out of Allstate's general assets.

Credited Service

No additional service credit beyond service with Allstate or its predecessors is granted under the ARP or the SRIP to any of the named executives. Messrs. Shebik and Wilson have combined service with Allstate and its former parent company, Sears, Roebuck and Co., of 26.2 and 21.8 years, respectively. As a result, a portion of their retirement benefits will be paid from the Sears pension plan. Consistent with the pension benefits of other employees with Sears service who moved to Allstate during the spin-off from Sears in 1995, Messrs. Shebik's and Wilson's final average pay pension benefits under the ARP and the SRIP are calculated as if each had worked his combined Sears-Allstate career with Allstate through December 31, 2013, and then are reduced by amounts earned under the Sears pension plan.

Eligible Compensation

Under both the ARP and SRIP, eligible compensation consists of salary, annual cash incentive awards, and certain other forms of compensation, but does not include long-term cash incentive awards or income related to equity awards. Compensation used to determine benefits under the ARP is limited in accordance with the Internal Revenue Code. For final average pay benefits, average annual compensation is the average compensation of the five highest consecutive calendar years within the last ten consecutive calendar years through 2013.

Payment Options

Payment options under the ARP include a lump sum, straight life annuity, and various survivor annuity options. The lump sum under the final average pay benefit is calculated in accordance with the applicable interest rate and mortality as required under the Internal Revenue Code. The lump sum payment under the cash balance benefit is generally equal to a participant's account balance. Payments from the SRIP are paid in the form of a lump sum using the same interest rate and mortality assumptions used under the ARP.

Timing of Payments

Eligible employees are vested in the normal ARP and SRIP retirement benefits on the earlier of the completion of three years of service or upon reaching age 65.

Final average pay benefits are payable at age 65. A participant with final average pay benefits may be entitled to a reduced early retirement benefit on or after age 55 if he or she terminates employment after completing 20 or more years of vesting service. A participant earning cash balance benefits who terminates employment with at least three years of vesting service is entitled to a lump sum benefit equal to his or her cash balance account balance.

The following SRIP payment dates assume a retirement or termination date of December 31, 2014:

•
Messrs. Shebik's and Wilson's SRIP benefits earned prior to 2005 would become payable as early as January 1, 2015, or following death or disability. Benefits earned after 2004 would be paid on July 1, 2015, or following death or disability.

•
Mr. Civgin's SRIP benefit would be paid on January 1, 2017, or following death.

•
Ms. Greffin's SRIP benefits would be payable as early as January 1, 2016, or following death. A portion of Ms. Greffin's SRIP benefits would be payable as early as January 1, 2015, following disability.

•
Mr. Winter's SRIP benefit would be paid on July 1, 2015, or following death.
The Allstate Corporation | 55

Executive Compensation — Tables	PROXY STATEMENT

NON-QUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2014

The following table summarizes the non-qualified deferred compensation contributions, earnings, and account balances of our named executives in 2014. All amounts relate to The Allstate Corporation Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)

Mr. Wilson	0	0	59,056	0	776,339

Mr. Shebik	0	0	5,511	0	139,782

Mr. Civgin	0	0	0	0	0

Ms. Greffin	0	0	156,747	0	2,190,774

Mr. Winter	0	0	0	0	0

(1)
Aggregate earnings were not included in the named executive's compensation in the last completed fiscal year in the Summary Compensation Table.

(2)
There are no amounts reported in the Aggregate Balance at Last FYE column that previously were reported as compensation in the Summary Compensation Table.

In order to remain competitive with other employers, we allow the named executives and other employees whose annual compensation exceeds the amount specified in the Internal Revenue Code ($260,000 in 2014), to defer under the Deferred Compensation Plan up to 80% of their salary and/or up to 100% of their annual cash incentive award that exceeds the Internal Revenue Code limit. Allstate does not match participant deferrals and does not guarantee a stated rate of return.

Deferrals under the Deferred Compensation Plan are credited with earnings or debited for losses based on the results of the notional investment option or options selected by the participants. The notional investment options available in 2014 under the Deferred Compensation Plan are: stable value, S&P 500, international equity, Russell 2000, mid-cap, and bond funds. Under the Deferred Compensation Plan, deferrals are not actually invested in these funds, but instead are credited with earnings or debited for losses based on the funds' investment returns. Because the rate of return is based on actual investment measures in our 401(k) plan, no above-market earnings are credited, recorded, or paid. Our Deferred Compensation Plan and 401(k) plan allow participants to change their investment elections daily.

The Deferred Compensation Plan is unfunded. This means that Allstate does not set aside funds for the plan in a trust or otherwise. Participants have only the rights of general unsecured creditors and may lose their balances in the event of the company's bankruptcy. Account balances are 100% vested at all times.

An irrevocable distribution election is required before making any deferrals into the plan. Generally, a named executive may elect to begin receiving a distribution of his or her account balance immediately upon separation from service or in one of the first through fifth years after separation from service. The earliest distribution date for deferrals on or after January 1, 2005, and earnings and losses on these amounts, is six months following separation from service. The named executive may elect to receive payment in a lump sum or in annual cash installment payments over a period of two to ten years. In addition, a named executive may elect an in-service withdrawal of his or her entire balance earned and vested prior to January 1, 2005, and earnings and losses on these amounts, subject to forfeiture of 10% of such balance. Upon proof of an unforeseen emergency, a plan participant may be allowed to access certain funds in a deferred compensation account earlier than the dates specified above.

56 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

Potential Payments as a Result of Termination or Change in Control (CIC)

The following table lists the compensation and benefits that Allstate would provide to the named executives in various scenarios involving a termination of employment, other than compensation and benefits generally available to salaried employees. The table describes equity granting practices for the 2014 equity incentive awards. Relevant prior practices are described in the footnotes.

Termination Scenarios

Compensation Elements	Termination(1)	Retirement	Termination due to Change-in-Control(2)	Death	Disability

Base Salary	Ceases immediately	Ceases immediately	Ceases immediately	Ceases immediately	Ceases immediately

Severance Pay	None	None	Lump sum equal to two times salary and annual incentive at target, except for CEO who receives three times salary and annual incentive at target(3)	None	None

Annual Incentive(4)	Forfeited	Prorated for the year and subject to discretionary adjustments(5)	Prorated at target (reduced by any amounts actually paid)	Prorated for the year and subject to discretionary adjustments	Prorated for the year and subject to discretionary adjustments

Stock Options(4)(6)	Unvested are forfeited, vested expire at the earlier of three months or normal expiration	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of retirement, continue to vest. All expire at earlier of five years or normal expiration(7)	Awards vest upon qualifying termination after a CIC(8)	Awards vest immediately and expire at earlier of two years or normal expiration	Awards vest immediately and expire at earlier of two years or normal expiration

Restricted Stock Units(4)(6)	Forfeited	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of retirement, continue to vest(7)	Awards vest upon qualifying termination after a CIC(8)	Awards vest immediately	Awards vest immediately

Performance Stock Awards(4)(6)	Forfeited	Awards granted more than 12 months before, and pro rata portion of awards granted within 12 months of retirement, continue to vest and are paid out based on actual performance(7)	Awards vest based on performance upon a qualifying termination after a CIC(9)	Awards vest and are payable immediately(10)	Awards vest and are payable immediately(10)

Non-Qualified Pension Benefits(11)	Distributions commence per plan	Distributions commence per plan	Immediately payable upon a CIC	Distributions commence per plan	Participant may request payment if age 50 or older

Deferred Compensation(12)	Distributions commence per participant election	Distributions commence per participant election	Immediately payable upon a CIC	Payable within 90 days	Distributions commence per participant election

Health, Welfare and Other Benefits	None	None	Outplacement services provided; lump sum payment equal to additional cost of welfare benefits continuation coverage for 18 months(13)	None	Supplemental Long Term Disability benefits if enrolled in basic long term disability plan

The Allstate Corporation | 57

Executive Compensation — Tables	PROXY STATEMENT
(1)
Includes both voluntary and involuntary termination. Examples of involuntary termination independent of a change in control include performance-related terminations; terminations for employee dishonesty and violation of Allstate rules, regulations, or policies; and terminations resulting from lack of work, rearrangement of work, or reduction in force.

(2)
In general, a change in control is one or more of the following events: (1) any person acquires 30% or more of the combined voting power of Allstate common stock within a 12-month period; (2) any person acquires more than 50% of the combined voting power of Allstate common stock; (3) certain changes are made to the composition of the Board; or (4) the consummation of a merger, reorganization, or similar transaction. These triggers were selected because any of these could cause a substantial change in management in a widely held company the size of Allstate. Effective upon a change in control, the named executives become subject to covenants prohibiting solicitation of employees, customers, and suppliers until one year after termination of employment. If a named executive incurs legal fees or other expenses in an effort to enforce the change-in-control plan, Allstate will reimburse the named executive for these expenses unless it is established by a court that the named executive had no reasonable basis for the claim or acted in bad faith.

(3)
Under the change-in-control plan, severance benefits would be payable if a named executive's employment is terminated either by Allstate without cause or by the executive for good reason as defined in the plan during the two years following the change in control. Cause means the named executive has been convicted of a felony or other crime involving fraud or dishonesty, has willfully or intentionally breached the restrictive covenants in the change-in-control plan, has habitually neglected his or her duties, or has engaged in willful or reckless material misconduct in the performance of his or her duties. Good reason includes a material diminution in a named executive's base compensation, authority, duties, or responsibilities, or a material change in the geographic location where the named executive performs services.

(4)
Named executives who receive an equity award or an annual cash incentive award after May 19, 2009, are subject to a non-solicitation covenant while they are employed and for the one-year period following termination of employment. If a named executive violates the non-solicitation covenant, the Board or a committee of the Board, to the extent permitted by applicable law, may recover compensation provided to the named executive, including cancellation of outstanding awards or recovery of all or a portion of any gain realized upon vesting, settlement, or exercise of an award or recovery of all or a portion of any proceeds resulting from any disposition of shares received pursuant to an award if the vesting, settlement, or exercise of the award or the receipt of the sale proceeds occurred during the 12-month period prior to the violation.

(5)
Retirement for purposes of the Annual Executive Incentive Plan is defined as voluntary termination on or after the date the named executive attains age 55 with at least 10 years of service or age 60 with five years of service.

(6)
Named executives who receive an equity award on or after May 21, 2013, that remains subject to a period of restriction or other performance or vesting condition, are subject to a non-compete provision while they are employed and for the one-year period following termination of employment. Named executives who received equity awards granted between February 21, 2012, and May 20, 2013, are subject to a non-compete provision while they are employed and for the two-year period following termination of employment. If a named executive violates the non-competition covenant, the Board or a committee of the Board may, to the extent permitted by applicable law, cancel any or all of the named executive's outstanding awards that remain subject to a period of restriction or other performance or vesting condition as of the date on which the named executive first violated the non-competition provision.
58 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables
(7)
Historical and current retirement definitions and treatment for purposes of stock options, restricted stock units, and performance stock awards are as follows:

	Date of award prior to February 22, 2011	Date of award on or after February 22, 2011 and before February 21, 2012	Date of award on or after February 21, 2012

Early Retirement:

Definition	Age 55 with 20 years of service	Age 55 with 10 years of service	Age 55 with 10 years of service

Treatment	• Unvested awards are forfeited. • Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.	• Prorated portion of unvested awards continue to vest. • Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

•

Unvested awards not granted within 12 months of retirement continue to vest.

•

Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.

•

Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

Normal Retirement:

Definition	Age 60 with at least one year of service	Age 60 with at least one year of service	Age 60 with at least five years of service

Treatment	• Unvested awards continue to vest and stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

•

Unvested awards not granted within 12 months of retirement continue to vest.

•

Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.

•

Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

•

Unvested awards not granted within 12 months of retirement continue to vest.

•

Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.

•

Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.

(8)
This description is the treatment of equity awards granted on or after December 30, 2011. Awards granted prior to December 30, 2011, vest on the date of a change in control.

(9)
For completed measurement periods with results certified by the committee, the earned amount continues to vest. For open cycles, the committee will determine the number of PSAs that continue to vest based on actual performance up to the change in control.

(10)
For completed measurement periods with results certified by the committee, the earned amount is paid. For open cycles, the payout is based on the target number of PSAs.

(11)
See the Retirement Benefits section for further detail on non-qualified pension benefits and timing of payments.

(12)
See the Non-Qualified Deferred Compensation section for additional information on the Deferred Compensation Plan and distribution options available.

(13)
If a named executive's employment is terminated due to death during the two years after the date of a change in control, the named executive's estate or beneficiary will be entitled to survivor and other benefits, including retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to the estates or surviving families of peer executives of Allstate. In the event of termination due to disability during the two years after the date of a change in control, Allstate will pay disability and other benefits, including supplemental long-term disability benefits and retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to disabled peer executives.
The Allstate Corporation | 59

Executive Compensation — Tables	PROXY STATEMENT

ESTIMATE OF POTENTIAL PAYMENTS UPON TERMINATION(1)

The table below describes the value of compensation and benefits payable to each named executive upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the named executives, such as deferred compensation and non-qualified pension benefits. Benefits and payments are calculated assuming a December 31, 2014, employment termination date.

Name	Severance ($)	Annual Incentive Plan(2) ($)	Stock Options — Unvested and Accelerated ($)	Restricted Stock Units and Performance Stock Awards — Unvested and Accelerated ($)	Welfare Benefits and Outplacement Services ($)	Total ($)

Mr. Wilson
Termination/Retirement(3)	0	4,073,075	26,095,298	32,244,118	0	62,412,491
Termination due to Change in Control(4)	12,711,393(5)	3,450,000	27,443,923	33,107,701	63,677(6)	76,776,694
Death	0	4,073,075	27,443,923	33,107,701	0	64,624,699
Disability	0	4,073,075	27,443,923	33,107,701	29,893,644(7)	94,518,343

Mr. Shebik
Termination/Retirement(3)	0	883,619	4,476,504	4,923,963	0	10,284,086
Termination due to Change in Control(4)	1,998,690(5)	937,500	4,696,530	5,092,142	41,937(6)	12,766,799
Death	0	883,619	4,696,530	5,092,142	0	10,672,291
Disability	0	883,619	4,696,530	5,092,142	8,634,766(7)	19,307,057

Mr. Civgin
Termination/Retirement(3)	0	0	0	0	0	0
Termination due to Change in Control(4)	3,150,000(5)	875,000	6,915,549	8,564,318	41,937(6)	19,546,804
Death	0	1,000,000	6,915,549	8,564,318	0	16,479,867
Disability	0	1,000,000	6,915,549	8,564,318	13,692,292(7)	30,172,159

Ms. Greffin
Termination/Retirement(3)	0	0	0	0	0	0
Termination due to Change in Control(4)	2,814,000(5)	737,000	6,291,689	7,861,398	40,508(6)	17,744,595
Death	0	1,000,000	6,291,689	7,861,398	0	15,153,087
Disability	0	1,000,000	6,291,689	7,861,398	0(7)	15,153,087

Mr. Winter
Termination/Retirement(3)	0	0	0	0	0	0
Termination due to Change in Control(4)	2,830,439(5)	1,155,000	8,742,869	10,890,647	48,677(6)	23,667,632
Death	0	1,500,000	8,742,869	10,890,647	0	21,133,516
Disability	0	1,500,000	8,742,869	10,890,647	13,112,996(7)	34,246,512

(1)
A "0" indicates either that there is no amount payable to the named executive, or the amount payable is the same for both the named executives and all salaried employees.

(2)
The 2014 annual incentive plan payment is payable to all NEOs as a result of death and disability. In addition, it is payable to Messrs. Wilson and Shebik in the event of retirement. The amount listed for the annual incentive plan payment upon termination due to a change in control is shown at target as defined in the change-in-control severance plan.

(3)
As of December 31, 2014, Messrs. Shebik and Wilson are the only named executives eligible to retire in accordance with Allstate's policy and the terms of its equity incentive compensation and benefit plans.

(4)
The values in this change-in-control row represent amounts paid if both the change in control and qualifying termination occur on December 31, 2014. PSAs are paid out based on actual performance; for purposes of this table, the 2012-2014 cycle includes two years at maximum and one year at 190%, and the 2013-2015 cycle includes one year at maximum, one year at 180%, and one year at target. The 2014-2016 cycle is reflected at target. Equity awards granted prior to December 30, 2011, immediately vest upon a change in
60 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Tables

  control. For equity awards granted prior to December 30, 2011, the amounts payable to each named executive in event of a change in control would be as follows:

Name	Stock Options — Unvested and Accelerated ($)	Restricted Stock Units — Unvested and Accelerated ($)	Total — Unvested and Accelerated ($)

Mr. Wilson	4,311,272	1,278,199	5,589,471

Mr. Shebik	338,888	62,242	401,130

Mr. Civgin	1,110,474	329,262	1,439,736

Ms. Greffin	999,450	296,315	1,295,765

Mr. Winter	1,437,116	426,066	1,863,182

Beginning with awards granted in 2012, equity awards do not accelerate in the event of a change in control unless also accompanied by a qualifying termination of employment. A change in control also would accelerate the distribution of each named executive's non-qualified deferred compensation and SRIP benefits. Please see the Non-Qualified Deferred Compensation at Fiscal Year-End 2014 table and footnote 2 to the Pension Benefits table in the Retirement Benefits section for details regarding the applicable amounts for each named executive.

(5)
Under the change-in-control severance plan, severance benefits for Messrs. Wilson, Shebik and Winter were reduced by $1,088,607, $1,376,310, and $1,019,561, respectively to avoid the imposition of excise taxes and maximize the severance benefit available under the plan.

(6)
The Welfare Benefits and Outplacement Services amount includes the cost to provide certain welfare benefits to the named executive and family during the period the named executive is eligible for continuation coverage under applicable law. The amount shown reflects Allstate's costs for these benefits or programs assuming an 18-month continuation period. The value of outplacement services is $40,000 for Mr. Wilson and $25,000 for each other named executive.

(7)
The named executives who participate in the long-term disability plan are eligible to participate in Allstate's supplemental long-term disability plan for employees whose annual earnings exceed the level which produces the maximum monthly benefit provided by the long-term disability plan (basic plan). The monthly benefit is equal to 60% of the named executive's qualified annual earnings divided by twelve and rounded to the nearest $100, reduced by $7,500, which is the maximum monthly benefit payment that can be received under the basic plan. The amount reflected assumes the named executive remains totally disabled until age 65 and represents the present value of the monthly benefit payable until age 65.
The Allstate Corporation | 61

Executive Compensation — Performance Measures	PROXY STATEMENT

Performance Measures for 2014

The following are descriptions of the performance measures used for executive incentive compensation. These measures are not GAAP measures. They were developed uniquely for incentive compensation purposes and are not reported items in our financial statements. The committee has approved the use of non-GAAP measures when appropriate to drive executive focus on particular strategic, operational, or financial factors, or to exclude factors over which our executives have little influence or control. The committee monitors compensation estimates during the year based on actual performance on these measures, and the internal audit department reviews the final results.

Adjusted Operating Income:    This measure is calculated differently for annual cash incentive awards, the 162(m) pool, and each PSA performance cycle. For each plan, Adjusted Operating Income is equal to net income available to common shareholders as reported in the Allstate Corporation annual report on Form 10-K adjusted for the after-tax effect of the items indicated below:

Performance Stock Awards

✓ Indicates adjustments to Net Income	Annual Cash Incentive Awards	162(m) Pool	2012-2014 Performance Cycle	2013-2015 Performance Cycle	2014-2016 Performance Cycle

Net income available to common shareholders, excluding:

— Realized capital gains and losses (which includes the related effect on amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments	✓	✓	✓	✓	✓

— Valuation changes on embedded derivatives that are not hedged (which includes the related effect on amortization of deferred acquisition and deferred sales inducement costs)	✓	✓	✓	✓	✓

— Business combination expenses and amortization of purchased intangible assets	✓	✓	✓	✓	✓

— (Loss) gain on disposition of operations	✓	✓	✓	✓	✓

— Restructuring or related charges	✓	✓		✓	✓

— Underwriting results of Discontinued Lines and Coverages segment	✓	✓	✓	✓	✓

— Loss on extinguishment of debt(1)			✓	✓

— Post-retirement benefits curtailment gain(1)			✓	✓

— Effects of acquiring and selling businesses	✓	✓	✓	✓	✓

Adjustments to be consistent with financial reporting used in establishing the measure	✓	✓	✓	✓	✓

Adjusted Operating Income before catastrophe adjustment

Adjustment for after-tax catastrophe losses	Include planned amount	Exclude actual amount	Adjusted to include a minimum or maximum amount	Adjusted to include a minimum or maximum amount	Average adjusted to include a minimum or maximum amount

Adjusted Operating Income

(1)
2013 only.
62 | The Allstate Corporation

PROXY STATEMENT	Executive Compensation — Performance Measures

Annual Cash Incentive Award Performance Measures for 2014

•
Adjusted Operating Income:  This measure is used to assess financial performance. For a description of how this measure is determined, see page 62.

  The impact of catastrophe losses on annual cash incentive awards is recognized through a modifier to the Adjusted Operating Income performance measure payout percentage.

Actual After-Tax Catastrophe Losses	Impact to Adjusted Operating Income Payout Percentage

Within 10% of planned catastrophe losses	None

Lower than planned catastrophe losses by more than 10%	Increases payout by up to 20%

Higher than planned catastrophe losses by more than 10%	Decreases payout by up to 20%

  In 2014, actual after-tax catastrophe losses were within 10% of planned catastrophe losses and as a result, no adjustment was required.

•
Net Investment Income:  This measure is used to assess the financial operating performance provided from investments. It is equal to net investment income as reported in the consolidated statement of operations. Net investment income is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses and was adjusted accordingly in 2014.

•
Total Premiums:  This measure is used to assess growth within the Allstate Protection and Allstate Financial businesses. It is equal to the sum of Allstate Protection premiums written and Allstate Financial premiums and contract charges as described below.

Allstate Protection premiums written is equal to the Allstate Protection net premiums written as reported in management's discussion and analysis in The Allstate Corporation annual report on Form 10-K.

Allstate Financial premiums and contract charges are equal to life and annuity premiums and contract charges reported in the consolidated statement of operations.

Total Premiums is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses and was adjusted accordingly in 2014.

Performance Stock Award Performance Measures for the 2012-2014 Performance Cycle and the 2013-2015 Performance Cycle

•
Annual Adjusted Operating Income Return on Equity:  This measure is used to assess financial performance. It is calculated as the ratio of annual Adjusted Operating Income for the applicable PSA performance cycle divided by the average of common shareholders' equity excluding the effects of unrealized net capital gains and losses at the beginning and at the end of the year. For a description of how Adjusted Operating Income is determined, see page 62.

  Adjusted Operating Income is adjusted to include a minimum or maximum amount of after-tax catastrophe losses if actual catastrophe losses are less than or exceed those amounts, respectively. In 2013, Adjusted Operating Income was adjusted to include a minimum amount of catastrophe losses, thus lowering the actual performance. In 2012 and 2014, no such adjustment was made.

  Average common shareholders' equity is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses and was adjusted accordingly in 2014.

Performance Stock Award Performance Measures for the 2014-2016 Performance Cycle

•
Three Year Average Adjusted Operating Income Return on Equity:  This measure is used to assess financial performance. It is calculated as the ratio of average Adjusted Operating Income divided by the average of common shareholders' equity, excluding the effects of unrealized net capital gains and losses, at December 31, 2013 and at the end of each year in the three year cycle. For a description of how Adjusted Operating Income is determined, see page 62.

•
Average Adjusted Operating Income is adjusted to include a minimum or maximum amount of after-tax catastrophe losses if the average of actual catastrophe losses in the three year cycle are less than or exceed those amounts, respectively.

•
Average common shareholders' equity is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses.
The Allstate Corporation | 63

Director Compensation	PROXY STATEMENT

Director Compensation Program

The following table describes the components of our non-employee director compensation program for 2014. No meeting fees or other professional fees were paid to the directors.

Role	Quarterly(1) Cash Retainer(2)	Equity

Non-Employee Director	$22,500	Restricted stock units granted on June 1

Lead Director	$ 6,250	equal to $150,000 divided by the closing

Audit Committee Chair	$ 6,250	price of a share of Allstate common stock on

Other Committee Chair (except Executive Committee)	$ 5,000	such date, rounded to the nearest whole share

(1)
Paid in advance on the first day of March, June, September, and December*

(2)
The retainer is prorated for a director who joins the board during a quarter.

*
Effective January 1, 2015, the amount of the quarterly cash retainer was increased to $26,250, and the payment dates were revised to be the first day of January, April, July, and October. Due to the change in payment dates, on December 1, 2014, the non-employee directors received prorated payments of the quarterly cash retainers for one month of the quarterly period.

Director Stock Ownership Guidelines

•
Each director is expected, within five years of joining the Board, to accumulate an ownership position in Allstate common stock equal to five times the annual value of the standard retainer.

•
Each director has met the ownership guideline, except for Mr. Crawford, who joined the Board in 2013, and Messrs. Eskew and Mehta, who joined the Board in 2014.
64 | The Allstate Corporation

PROXY STATEMENT	Director Compensation

2014 DIRECTOR COMPENSATION

The following table summarizes the 2014 compensation for each of our non-employee directors who served as a member of the Board and its committees.

Name	Committee Chair Roles Held During 2014	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)

Mr. Ackerman	Nominating and Governance Committee Chair (January-May) Lead Director (May-December)	95,658	150,020	0	245,678

Mr. Beyer	Risk and Return Committee Chair	91,972	150,020	0	241,992

Mr. Crawford		75,250	150,020	0	225,270

Mr. Eskew		40,635	125,012	0	165,647

Mr. Greenberg	Compensation and Succession Committee Chair	91,972	150,020	0	241,992

Mr. Henkel		75,250	150,020	0	225,270

Mr. LeMay		22,500	0	5,000	27,500

Mr. Mehta		77,970	187,537	0	265,507

Ms. Redmond		75,250	150,020	0	225,270

Mr. Riley, Jr.	Lead Director (January-May)	28,750	0	5,000	33,750

Mr. Rowe	Nominating and Governance Committee Chair (May-December)	87,576	150,020	0	237,596

Ms. Sprieser	Audit Committee Chair	96,153	150,020	0	246,173

Mrs. Taylor		75,250	150,020	0	225,270

(1)
Messrs. Eskew and Mehta received prorated retainers as they joined the Board in July and February 2014, respectively.

(2)
Directors may elect to receive Allstate common stock in lieu of cash. Also, under Allstate's Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer their retainers to an account that is credited or debited, as applicable, based on (a) the fair market value of, and dividends paid on, Allstate common shares (common share units); (b) the average interest rate payable on 90-day dealer commercial paper; (c) Standard & Poor's 500 Index, with dividends reinvested; or (d) a money market fund. No director has voting or investment powers in common share units, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan, together with earnings thereon, may be transferred between accounts and are distributed after the director leaves the Board in a lump sum or over a period not in excess of ten years in accordance with the director's instructions. For 2014, Messrs. Eskew, Henkel and Riley each elected to defer his cash retainer into common share units.

(3)
Grant date fair value for restricted stock units granted in 2014 is based on the final closing price of Allstate common stock on the grant dates, which in part also reflects the payment of expected future dividend equivalent rights. (See note 18 to our audited financial statements for 2014.) Messrs. Eskew and Mehta received prorated awards with grant date fair values of $125,012 and $37,517, respectively, when they joined the Board in 2014. The final grant date closing price was $58.26, except with respect to the prorated awards granted to Messrs. Eskew and Mehta when they joined the Board, which was $58.01 and $52.18, respectively. The values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each restricted stock unit entitles the director to receive one share of Allstate common stock on the conversion date (see footnote 4).
The Allstate Corporation | 65

Director Compensation	PROXY STATEMENT
(4)
The following table provides outstanding restricted stock units and stock options as of December 31, 2014 for each director.

Outstanding Restricted Stock Units and Stock Options at Fiscal Year-End 2014

Name	Restricted Stock Units (#)	Stock Options (#)

Mr. Ackerman	35,946	16,000

Mr. Beyer	31,946	10,667

Mr. Crawford	6,816	0

Mr. Eskew	2,155	0

Mr. Greenberg	35,946	16,000

Mr. Henkel	6,495	0

Mr. LeMay	8,000	0

Mr. Mehta	3,294	0

Ms. Redmond	22,288	0

Mr. Riley, Jr.	8,000	16,000

Mr. Rowe	11,437	0

Ms. Sprieser	35,946	16,000

Mrs. Taylor	35,946	16,000

Restricted stock unit awards granted before September 15, 2008, convert into common stock one year after termination of Board service, or upon death or disability if earlier. Restricted stock unit awards granted on or after September 15, 2008, convert into common stock upon termination of Board service, or upon death or disability if earlier. Each restricted stock unit includes a dividend equivalent right that entitles the director to receive a payment equal to regular cash dividends paid on Allstate common stock. Under the terms of the restricted stock unit awards, directors have only the rights of general unsecured creditors of Allstate and no rights as stockholders until delivery of the underlying shares.

Non-employee directors do not receive stock options as part of their compensation as a result of a policy change on June 1, 2009. All outstanding stock options were exercisable as of December 31, 2014.

All outstanding options were awarded under the terms of the 2006 Equity Compensation Plan for Non-Employee Directors, which specifies that the exercise price for the option awards is equal to the fair market value of Allstate common stock on the grant date. For options granted in 2007 and 2008, the fair market value is equal to the closing sale price on the date of the grant, and for options granted prior to 2007, fair market value is equal to the average of the high and low sale prices on the grant date, and, in each case, if there was no such sale on the grant date, then on the last previous day on which there was a sale. The options became exercisable in three substantially equal annual installments and expire ten years after grant. Stock option repricing is not permitted. An outstanding stock option will not be amended to reduce the option exercise price. However, the plan permits repricing in the event of an equity restructuring (such as a split) or a change in corporate capitalization (such as a merger).

(5)
These amounts represent charitable contributions made by Allstate to entities selected by Messrs. LeMay and Riley upon their retirements from the Board.
66 | The Allstate Corporation

PROXY STATEMENT	Security Ownership

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of Allstate common stock beneficially owned by each director and named executive individually, and by all executive officers and directors of Allstate as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly, as well as shares subject to stock options exercisable on or before April 30, 2015, and restricted stock units and performance stock awards with restrictions that expire on or before April 30, 2015. The following share amounts are as of March 1, 2015. As of March 1, 2015, none of these shares were pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock(1) (a)	Common Stock Subject to Options Exercisable and Restricted Stock Units and Performance Stock Awards for which restrictions expire on or prior to April 30, 2015 — Included in Column (a) (b)

F. Duane Ackerman	40,332	16,000

Robert D. Beyer	60,233	10,667

Kermit R. Crawford	0	0

Michael L. Eskew	190	0

Jack M. Greenberg	16,000	16,000

Herbert L. Henkel	0	0

Siddharth N. Mehta	0	0

Andrea Redmond	4,000	0

John W. Rowe	6,025	0

Judith A. Sprieser	13,244	12,000

Mary Alice Taylor	38,348	16,000

Thomas J. Wilson(2)	3,043,184	2,618,111

Steven E. Shebik	365,392	300,257

Don Civgin	302,570	253,469

Judith P. Greffin	556,834	500,016

Matthew E. Winter	480,745	433,224

All directors and executive officers as a group	5,537,477	4,681,543

(1)
As of March 1, 2015, no director or executive officer beneficially owned 1% or more of the outstanding common stock of Allstate. The directors and executive officers of Allstate as a group beneficially owned (including common stock subject to stock options exercisable and restricted stock units and performance stock awards for which restrictions expire on or prior to April 30, 2015) approximately 1.3% of the common stock outstanding as of March 1, 2015.

(2)
The shares held by Mr. Wilson include shares owned indirectly through a grantor retained annuity trust and a remainder grantor retained annuity trust.
The Allstate Corporation | 67

Security Ownership	PROXY STATEMENT

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10022	24,090,118(1)	5.7%

Common	The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	21,916,138(2)	5.22%

(1)
As of December 31, 2014, BlackRock held 19,920,823 shares with sole voting power; 31,731 shares with shared voting power; 24,058,387 shares with sole dispositive power; and 31,731 shares with shared dispositive power. BlackRock also manages approximately $2 billion of Allstate's investment portfolio as of December 31, 2014 under various investment management agreements and has licensed an investment technology software system widely used by investors to Allstate. The terms of these arrangements are customary and the aggregate related fees are not material.

(2)
As of December 31, 2014, The Vanguard Group held 727,580 shares with sole voting power; 0 shares with shared voting power; 21,222,644 with sole dispositive power; and 693,494 shares with shared dispositive power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Allstate's executive officers, directors, and persons who beneficially own more than 10% of Allstate's common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission.

Based solely upon a review of copies of such reports, or written representations that all such reports were timely filed, Allstate believes that each of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during 2014, except that one report (in connection with the vesting of restricted stock units and the related share withholding to pay taxes) was inadvertently filed late for Katherine Mabe due to an administrative error.

68 | The Allstate Corporation

PROXY STATEMENT	Proposal 3 — Ratification of Auditors

Ratification of the Appointment of Independent Registered Public Accountant

The Board of Directors recommends that stockholders vote for ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2015.

•

Independent with few ancillary services.

•

Reasonable fees.

•

The audit committee has solicited requests for information from other auditing firms in the last three years and decided to recommend retaining Deloitte & Touche LLP.

Deloitte & Touche LLP has been Allstate's independent registered public accountant since Allstate became a publicly traded entity in 1993. In fulfillment of the audit committee's obligations to assist the Board in its oversight of the integrity of Allstate's financial statements and other financial information, the audit committee has established strong practices to evaluate the qualifications, compensation, performance, and independence of the independent registered public accountant both on an ongoing basis throughout the year, and through the completion of an annual evaluation.

As a starting point for the annual evaluation, a survey is administered by a Deloitte & Touche LLP partner who is not affiliated with the Allstate account and by a risk or internal audit executive to assess Allstate's general satisfaction with the quality and efficiency of the services provided. The results of this survey are reported to the audit committee for its discussion and analysis.

In addition, the audit committee reviews and discusses the results of the firm's reports on its quality controls and external assessments, including results of inspections conducted by the Public Company Accounting Oversight Board.

Rotation of the independent registered public accounting firm is explicitly considered each year by the committee in addition to the regular mandated rotation of audit partners.

Based on the results of the reviews, the audit committee has appointed Deloitte & Touche LLP as Allstate's independent registered public accountant for 2015. The audit committee and the Board believe it is in the best interests of Allstate and its stockholders to continue to retain Deloitte & Touche LLP as Allstate's independent registered public accountant. The committee and its chair approved the selection of Deloitte & Touche LLP's new lead engagement partner.

The audit committee has adopted a Policy Regarding Pre-Approval of Independent Registered Public Accountant's Services (See Appendix B). All services provided by Deloitte & Touche LLP in 2013 and 2014 were approved in accordance with the pre-approval policy.

The following fees have been, or are anticipated to be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2013 and December 31, 2014.

	2013(5)	2014

Audit fees(1)	$9,706,085	$9,337,000

Audit-related fees(2)	$1,592,977	$906,000

Tax fees(3)	$226,000	$6,000

All other fees(4)	$201,750	$0

Total fees	$11,726,812	$10,249,000

(1)
Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents, and review of documents filed with the Securities and Exchange Commission. The amount disclosed does not reflect separate account audit fees expected to be reimbursed by the managing entity in the amounts of $304,000 and $216,400 for 2013 and 2014, respectively.
The Allstate Corporation | 69

Proposal 3 — Ratification of Auditors	PROXY STATEMENT
(2)
Audit-related fees are for professional services, such as accounting consultations on new accounting standards, internal control reviews, and audits and other attest services for non-consolidated entities (e.g., employee benefit plans, various trusts) and are set forth below.

	2013	2014

Audits and other attest services for non-consolidated entities	$422,000	$365,000

Other audit-related fees	$1,170,977	$541,000

Total audit-related fees	$1,592,977	$906,000

(3)
Tax fees include income tax return preparation and compliance assistance.

(4)
"All other fees" includes all fees paid that are not audit, audit-related, or tax services. In 2013, these fees relate to preparation for a market conduct exam and translation advisory services.

(5)
Total fees for 2013 have been adjusted to reflect a net increase of $45,000 for scope changes related to disposition transactions not included in the prior year's proxy statement.

Representatives of Deloitte & Touche LLP will be present at the 2015 annual meeting to respond to questions and may make a statement if they choose.

Audit Committee Report

Deloitte & Touche LLP (Deloitte) was Allstate's independent registered public accountant for the year ended December 31, 2014.

The audit committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2014.

The committee discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board. The committee received the written disclosures and letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the committee concerning independence and has discussed with Deloitte its independence.

Based on these reviews and discussions and other information considered by the committee in its judgment, the committee recommended to the Board of Directors that the audited financial statements be included in Allstate's annual report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the Securities and Exchange Commission, and furnished to stockholders with this Notice of Annual Meeting and Proxy Statement.

Judith A. Sprieser (Chair)
Robert D. Beyer	Siddharth N. Mehta
Kermit R. Crawford	Mary Alice Taylor
Michael L. Eskew
70 | The Allstate Corporation

PROXY STATEMENT	Stockholder Proposal

Stockholder Proposal on equity retention by senior executives

The Board recommends that stockholders vote against this proposal.

•

Equity retention requirements for senior executives were lengthened in 2014.

•

The Board considered further expanding equity retention requirements and concluded that no further restrictions were warranted.

•

Existing policies align executives' incentives with stockholders' interests.

•

Management's stock ownership substantially exceeds ownership requirements.

•

A policy prohibiting the pledging of stock by senior executives and directors was put in place in 2014.

•

Implementation of the proposal would have undesirable secondary consequences.

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, beneficial owner of no less than 500 shares of Allstate common stock as of December 4, 2014, intends to propose the following resolution at the annual meeting.

Proposal 4 — Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company's next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 75% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company's long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives "an ever-growing incentive to focus on long-term stock price performance."

Our clearly improvable executive pay structure (as reported in 2014) is an added incentive to vote for this proposal:

GMI Ratings, an independent investment research firm, gave Allstate a D for executive pay. Thomas Wilson had $19 million in 2013 Total Realized Pay.

Allstate can give long-term incentive pay to our CEO for below-median performance compared to a peer group. CEO annual pay incentives do not rise or fall in line with annual performance. Unvested equity pay would not lapse upon CEO termination. Meanwhile GMI was concerned about a 13% potential stock dilution and revenue recognition issues.

Please vote to protect shareholder value:

Executives To Retain Significant Stock — Proposal 4

The Allstate Corporation | 71

Stockholder Proposal	PROXY STATEMENT

Board's Statement in Opposition

The Board recommends that stockholders vote AGAINST this proposal for the following reasons:

Equity retention requirements for senior executives were lengthened in 2014.

•
Beginning with the 2014 performance stock awards:  After the three year vesting period, at least 75% of the net after-tax shares must be held for an additional year.

•
Beginning with the 2014 stock option awards:  Stock options vest over three years, and after exercise at least 75% of the net after-tax shares must be held for an additional year.

•
These changes addressed concerns raised by stockholders that management would sell equity immediately upon vesting.

The Board considered further expanding equity retention requirements and concluded that no further restrictions were warranted.

•
72% of the shares that were voted at the 2014 annual stockholders' meeting defeated a proposal similar to the current one.

•
In connection with additional investor outreach, investors expressed concerns that the proposal was too broad. The extended retention periods put in place beginning with the 2014 awards addressed the concerns raised by stockholders that management would sell equity immediately upon vesting.

•
Consideration was given to raising stock ownership guidelines as an alternative to additional retention requirements. However, doing so would have led to no substantive change, given the substantial stock ownership levels of management, particularly the CEO.

•
The compensation and succession committee's independent consultant concluded the proposal was not in line with market practices.

Existing policies align executives' incentives with stockholders' interests.

•
The CEO must own Allstate common stock equal to at least six times his base salary. Each other named executive must hold three times his or her base salary.
•
Executives must hold 75% of net after-tax shares earned as compensation until stock ownership requirements are met.

•
Unvested performance stock awards and the value of unexercised stock options are excluded from ownership calculations.

Management's stock ownership substantially exceeds ownership requirements.

•
The CEO holds in excess of 26 times his salary as of December 31, 2014.

•
Other named executives on average hold in excess of five times salary.

•
Consequently, the Board considers this proposal inappropriate for Allstate.

A policy prohibiting the pledging of stock by senior executives and directors was put in place in 2014.

•
All officers, directors and employees are prohibited from engaging in transactions in Allstate securities that might be considered speculative or hedging, such as selling short or buying or selling options.

•
Senior executives and directors are also prohibited from pledging Allstate securities as collateral for a loan or holding such securities in a margin account, except in limited circumstances which require prior approval by the chairman or lead director.

Implementation of the proposal would have undesirable secondary consequences.

•
The proposal would require executives to retain Allstate securities until normal retirement age, a date entirely unrelated to actual Allstate employment status. Executives would be required to maintain substantial ownership in periods when they have no impact on the business. This would lessen the perceived value of equity grants.

•
Executives would not be able to diversify their personal net worth over the course of their careers. As a result, decision making could become unnecessarily conservative as executives near retirement.

•
It may be difficult to attract young or mid-career executives due to their inability to diversify their net worth over time.
72 | The Allstate Corporation

PROXY STATEMENT	Other Items

Stockholder Proposals for the 2016 Annual Meeting

Proposals that stockholders would like to include in Allstate's proxy materials for presentation at the 2016 annual meeting of stockholders must be received by the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite A2W, Northbrook, Illinois 60062-6127 by December 8, 2015, and must otherwise comply with Securities and Exchange Commission rules in order to be eligible for inclusion in the proxy material for the 2016 annual meeting.

If a stockholder would like to bring a matter before the meeting which is not the subject of a proposal that meets the Securities and Exchange Commission proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures in Allstate's bylaws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Office of the Secretary or can be found on Allstate's website, allstateinvestors.com. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2016 annual meeting must be received by the Office of the Secretary no earlier than the close of business on January 20, 2016, and no later than the close of business on February 19, 2016. Among other things, the notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the stockholder in the business.

Allstate 401(k) Savings Plan Participants

If you hold Allstate common shares through the Allstate 401(k) Savings Plan, your proxy card/voting instruction form for those shares will instruct the plan trustee how to vote those shares. If you received your annual meeting materials electronically, and you hold Allstate common shares both through the plan and also directly as a registered stockholder, the voting instructions you provide electronically will be applied to both your plan shares and your registered shares. If you return a signed proxy card/voting instruction form or vote by telephone or the Internet on a timely basis, the trustee will follow your voting instructions for all Allstate common shares allocated to your plan account unless that would be inconsistent with the trustee's duties.

If your voting instructions are not received on a timely basis, the shares allocated to your plan account will be considered "unvoted." If you return a signed proxy card/voting instruction form but do not indicate how your shares should be voted on a given matter, the shares represented by your proxy card/voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the plan as follows:

•
If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable allocated shares in the plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

•
If the trustee receives instructions for less than 50% of the votable allocated shares, the trustee will vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Plan votes receive the same high level of confidentiality as all other votes. You may not vote the shares allocated to your plan account by voting in person at the meeting. You must instruct The Northern Trust Company, as trustee for the plan, how to vote your shares.

The Allstate Corporation | 73

Other Items	PROXY STATEMENT

Proxy Statement and Annual Report Delivery

Allstate has adopted the "householding" procedure approved by the Securities and Exchange Commission, which allows us to deliver one set of documents to a household of stockholders instead of delivering a set to each stockholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Stockholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Stockholders who receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact our distribution agent, Broadridge Financial Solutions, by calling (800) 542-1061 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

If you receive more than one proxy card/voting instruction form, your shares probably are registered in more than one account or you may hold shares both as a registered stockholder and through the Allstate 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

Procedures for Attending the Annual Meeting

If you plan to attend the meeting, you must be a holder of Allstate shares as of the record date of March 20, 2015. We encourage you to request an admission ticket in advance. You may request admission tickets by:

•
Visiting www.proxyvote.com and following the instructions provided or calling 1-888-247-6053. You will need your proxy card, voter instruction form, or notice with you when you request the ticket.

At the entrance to the meeting, we will request to see your admission ticket and valid photo identification, such as a driver's license or passport.

If you do not request an admission ticket in advance, we will request to see your photo identification at the entrance to the meeting. We will then confirm your common stock ownership on the record date by:

•
For registered stockholders:  verifying your name and stock ownership against our list of registered stockholders.

•
For beneficial or street name stockholders (those holding shares through a broker, bank or other record holder): asking to review evidence of your stock ownership as of March 20, 2015, such as your brokerage statement. You must bring such evidence with you in order to be admitted to the meeting.

If you are acting as a proxy, we will need to review a valid written legal proxy signed by the owner of the common stock granting you the required authority to vote the owner's shares.

74 | The Allstate Corporation

PROXY STATEMENT	Other Items

Proxy Solicitation

Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, facsimile, electronic means, or via the Internet. None of these individuals will receive special compensation for soliciting votes, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate also has made arrangements with brokerage firms, banks, record holders, and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares they hold on your behalf. Allstate will reimburse these intermediaries for reasonable out-of-pocket expenses. Georgeson Inc., 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 has been retained to assist in the solicitation of proxies for a fee not to exceed $16,500 plus expenses. Allstate will pay the cost of all proxy solicitation.

By order of the Board,

Susan L. Lees Secretary
April 6, 2015
The Allstate Corporation | 75

PROXY STATEMENT	Appendix A

CATEGORICAL STANDARDS OF INDEPENDENCE

            In accordance with the Director Independence Standards, the Board has determined that the nature of the following relationships with the corporation do not create a conflict of interest that would impair a director's independence.

  1.
  An Allstate director's relationship arising from (i) only such director's position as a director of another corporation or organization; (ii) only such director's direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director's position only as a limited partner in a partnership in which he or she has an interest of 5% or less.

  2.
  An Allstate director's relationship arising from an interest of the director, or any entity in which the director is an employee, director, partner, stockholder or officer, in or under any standard-form insurance policy or other financial product offered by the Allstate Group in the ordinary course of business.

  3.
  An Allstate director's relationship with another company that participates in a transaction with the Allstate Group (i) where the rates or charges involved are determined by competitive bid or (ii) where the transaction involves the rendering of services as a common or contract carrier (including any airline) or public utility at rates or charges fixed in conformity with law or governmental authority.

  4.
  An Allstate director's relationship with another company that has made payments to, or received payments from, the Allstate Group for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues for such year.

  5.
  An Allstate director's position as an executive officer of a tax exempt organization to which the aggregate amount of discretionary contributions (other than employee matching contributions) made by the Allstate Group and The Allstate Foundation in any of the last three fiscal years of the tax exempt organization were equal to or less than the greater of $1 million or 2% of such organization's consolidated gross revenues for such year.

  6.
  An Allstate director's relationship with another company (i) in which the Allstate Group makes investments or (ii) which invests in securities issued by the Allstate Group or securities backed by any product issued by the Allstate Group, all in the ordinary course of such entity's investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such director.
The Allstate Corporation | A-1

PROXY STATEMENT	Appendix B

POLICY REGARDING PRE-APPROVAL
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S SERVICES

Purpose and Applicability

            The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Registered Public Accountant. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the Independent Registered Public Accountant.

            The Committee recognizes that the Independent Registered Public Accountant possesses a unique knowledge of the Corporation and its subsidiaries and can provide necessary and valuable services to the Corporation in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management, (ii) auditors cannot audit their own work; and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by this Committee when approving services to be provided by the Independent Registered Public Accountant.

Policy Statement

            Audit Services, Audit-Related Services, Tax Services, Other Services, and Prohibited Services are described in the attached appendix. All services to be provided by the Independent Registered Public Accountant must be approved by the Audit Committee or the Chair of the Audit Committee. Neither the Audit Committee nor the Chair will approve the provision of any Prohibited Services by the Independent Registered Public Accountant.

Procedures

            In connection with the approval by the Audit Committee of the engagement of the Independent Registered Public Accountant to provide Audit Services for the upcoming fiscal year, the Independent Registered Public Accountant will submit to the Committee for approval schedules detailing all of the specific proposed Audit, Audit-Related, Tax, and Other Services, together with estimated fees for such services that are known as of that date. Subsequent to the Audit Committee's approval of audit engagement, Corporation management may submit to the Committee or the Chair for approval schedules of additional specific proposed Audit, Audit-Related, Tax, and Other Services that management recommends be provided by the Independent Registered Public Accountant during the audit and professional engagement period. Regardless of when proposed to the Committee or the Chair, each specific service will require approval by the Committee or the Chair before commencement of the specified service. The Independent Registered Public Accountant will confirm to the Committee or the Chair that each specific proposed service is permissible under applicable regulatory requirements.

            Prior to approval of any specific Tax Service, the Independent Registered Public Accountant shall also provide to the Committee or the Chair a written description of (i) the scope of the service and the related fee structure, (ii) any side letter or other agreement between the Independent Registered Public Accountant and the Corporation or any subsidiary regarding the service, and (iii) any compensation arrangement or other agreement between the Independent Accountant and any person with respect to promoting, marketing, or recommending a transaction covered by the service.

Delegation to Chair

            In addition to the Audit Committee, the Chair of the Audit Committee has the authority to grant approvals of services to be provided by the Independent Registered Public Accountant. The decisions of the Chair to approve services shall be reported to the Audit Committee at each of its regularly scheduled meetings.

Review of Services

            At each regularly scheduled Audit Committee meeting, the Audit Committee shall review a report containing (i) a summary of any services approved by the Chair since the Committee's last regularly scheduled meeting and (ii) an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Registered Public Accountant.

The Allstate Corporation | B-1

Appendix B	PROXY STATEMENT

Appendix

Audit Services

  1.
  Annual financial statement audit

  2.
  Review of quarterly financial statements

  3.
  Statutory audits

  4.
  Attestation report on management's assessment of internal controls over financial reporting

  5.
  Consents, comfort letters, and reviews of documents filed with the Securities and Exchange Commission

Audit-Related Services

  1.
  Accounting consultations relating to accounting standards, financial reporting, and disclosure issues

  2.
  Due diligence assistance pertaining to potential acquisitions, dispositions, mergers, and securities offerings

  3.
  Financial statement audits and attest services for non-consolidated entities including employee benefit and compensation plans

Tax Services

  1.
  Domestic and international tax compliance, planning, and advice

  2.
  Expatriate tax assistance and compliance

Other Services

            Any service that is not a Prohibited Service, Audit Service, Audit-Related Service, or Tax Service

Prohibited Services

            The following services, as more fully described in Regulation S-X, Rule 2-01, of the Securities and Exchange Commission, are Prohibited Services; provided however, that the services described in items 1 through 5 are not Prohibited Services if it is reasonable to conclude that the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements:

  1.
  Bookkeeping or other services related to the accounting records or financial statements

  2.
  Financial information systems design and implementation

  3.
  Appraisal or valuation services, fairness opinions, or contribution-in-kind reports

  4.
  Actuarial services

  5.
  Internal audit outsourcing services

  6.
  Management functions or human resources

  7.
  Broker or dealer, investment adviser, or investment banking services

  8.
  Legal services and expert services unrelated to the audit

  9.
  Any other services that the PCAOB determines, by regulation, to impair independence
B-2 | The Allstate Corporation

PROXY STATEMENT	Appendix C

EXECUTIVE OFFICERS

            The following table lists the names and titles of our executive officers as of December 31, 2014. AIC refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held

Thomas J. Wilson*	Chairman of the Board, President, and Chief Executive Officer of The Allstate Corporation and of AIC.

Don Civgin*	President and Chief Executive Officer, Allstate Financial.

James D. DeVries*	Executive Vice President and Chief Administrative Officer of AIC (Human Resources).

Judith P. Greffin	Executive Vice President and Chief Investment Officer of AIC.

Sanjay Gupta*	Executive Vice President and Chief Marketing Officer of AIC.

Suren Gupta*	Executive Vice President, Allstate Technology and Operations of AIC.

Susan L. Lees	Executive Vice President, General Counsel, and Secretary of The Allstate Corporation and of AIC (Chief Legal Officer).

Katherine A. Mabe	President, Business to Business of AIC.

Samuel H. Pilch	Senior Group Vice President and Controller of The Allstate Corporation and of AIC.

Steven E. Shebik	Executive Vice President and Chief Financial Officer of The Allstate Corporation and of AIC.

Steven C. Verney	Executive Vice President and Chief Risk Officer of AIC.

Matthew E. Winter*	President, Allstate Personal Lines of AIC.

*
Messrs. Wilson, Civgin, Gupta, Gupta and Winter had their titles and responsibilities changed effective January 2015. Mr. DeVries was no longer an executive officer as of January 2015.

            The following lists the names and titles of our executive officers as of March 1, 2015.

Name	Principal Positions and Offices Held

Thomas J. Wilson	Chairman of the Board and Chief Executive Officer of The Allstate Corporation and of AIC.

Don Civgin	President, Emerging Businesses of AIC.

Judith P. Greffin	Executive Vice President and Chief Investment Officer of AIC.

Sanjay Gupta	Executive Vice President, Marketing, Innovation and Corporate Relations of AIC.

Suren Gupta	Executive Vice President, Enterprise Technology and Strategic Ventures of AIC.

Harriet K. Harty	Executive Vice President, Human Resources of AIC

Susan L. Lees	Executive Vice President, General Counsel, and Secretary of The Allstate Corporation and of AIC (Chief Legal Officer).

Katherine A. Mabe	President, Business to Business of AIC.

Samuel H. Pilch	Senior Group Vice President and Controller of The Allstate Corporation and of AIC.

Steven E. Shebik	Executive Vice President and Chief Financial Officer of The Allstate Corporation and of AIC.

Steven C. Verney	Executive Vice President and Chief Risk Officer of AIC.

Matthew E. Winter	President of The Allstate Corporation and of AIC.

The Allstate Corporation | C-1

PROXY STATEMENT	Appendix D

DEFINITIONS OF NON-GAAP MEASURES

            Measures that are not based on accounting principles generally accepted in the United States of America ("non-GAAP") are defined and reconciled to the most directly comparable GAAP measure. We believe that investors' understanding of Allstate's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

            Operating income ("operating profit") is net income available to common shareholders, excluding:

  •
  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

  •
  valuation changes on embedded derivatives that are not hedged, after-tax,

  •
  amortization of deferred policy acquisition costs ("DAC") and deferred sales inducements ("DSI"), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

  •
  business combination expenses and the amortization of purchased intangible assets, after-tax,

  •
  gain (loss) on disposition of operations, after-tax, and

  •
  adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

            Net income available to common shareholders is the GAAP measure that is most directly comparable to operating income.

            We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company's ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, business combination expenses and the amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Business combination expenses are excluded because they are non-recurring in nature and the amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income available to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income available to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry's financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent

The Allstate Corporation | D-1

Appendix D	PROXY STATEMENT

measurement of the industry and the company and management's performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income available to common shareholders and does not reflect the overall profitability of our business.

            The following table reconciles operating income and net income available to common shareholders for the years ended December 31.

					Per diluted common share

($ in millions, except per share data)	2014	2013	2012	2011	2014	2013	2012	2011

Operating income	$2,367	$2,670	$2,148	$662	$5.40	$5.68	$4.36	$1.27
Realized capital gains and losses, after-tax	451	385	216	324	1.03	0.82	0.44	0.62
Valuation changes on embedded derivatives that are not hedged, after-tax	(15)	(16)	82	(12)	(0.03)	(0.03)	0.17	(0.02)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(3)	(5)	(42)	(108)	(0.01)	(0.01)	(0.09)	(0.21)
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	7	4	3	—	0.01	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	7	(7)	(33)	(35)	0.02	(0.01)	(0.07)	(0.07)
Business combination expenses and the amortization of purchased intangible assets, after-tax	(45)	(55)	(81)	(42)	(0.10)	(0.12)	(0.16)	(0.08)
(Loss) gain on disposition of operations, after-tax	(16)	(515)	12	(5)	(0.04)	(1.10)	0.02	(0.01)
Loss on extinguishment of debt, after-tax	—	(319)	—	—	—	(0.68)	—	—
Postretirement benefits curtailment gain, after-tax	—	118	—	—	—	0.25	—	—

Net income available to common shareholders	$2,746	$2,263	$2,306	$787	$6.27	$4.81	$4.68	$1.50

            Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets ("underlying combined ratio") is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

            The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Twelve months ended December 31,

	2014	2013

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets ("underlying combined ratio")	87.2	87.3
Effect of catastrophe losses	6.9	4.5
Effect of prior year non-catastrophe reserve reestimates	(0.4)	(0.1)
Effect of amortization of purchased intangible assets	0.2	0.3

Combined ratio	93.9	92.0

Effect of prior year catastrophe reserve reestimates	0.1	(0.3)

            Underwriting margin is calculated as 100% minus the combined ratio.

D-2 | The Allstate Corporation

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M81532-P60014 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 18, 2015*. Have this Proxy Card/Voting Instruction Form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 18, 2015*. Have this Proxy Card/Voting Instruction Form in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date this Proxy Card/Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 for receipt no later than May 18, 2015*. *Allstate 401(k) Savings Plan With respect to any shares represented by this Proxy Card/Voting Instruction Form held in the Allstate 401(k) Savings Plan, your voting instructions must be received no later than 11:59 p.m. Eastern Time on May 14, 2015. ELEcTRONIc DELIVERY Of fuTuRE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, Proxy Cards/Voting Instruction Forms and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. SHAREHOLDER MEETING REGISTRATION: To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com. If you do not have access to the Internet you can register by phone at 1-888-247-6053. THE ALLSTATE CORPORATION C/O WELLS FARgO SHAREOWNER SERvICES P.O. BOx 64854 ST. PAuL, MN 55164-0854 THE ALLSTATE cORPORATION Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. Advisory vote to approve the executive compensation of the named executive officers. 4. Stockholder proposal on equity retention by senior executives. 3. Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2015. This proxy will be governed by and construed in accordance with the laws of Delaware and applicable securities laws. 1d. Herbert L. Henkel 1h. Judith A. Sprieser 1b. Kermit R. Crawford 1f. Andrea Redmond 1j. Thomas J. Wilson 1a. Robert D. Beyer 1e. Siddharth N. Mehta 1i. Mary Alice Taylor 1c. Michael L. Eskew 1g. John W. Rowe 1. Election of Directors Nominees: The Board of Directors recommends you vote "fOR" all nominees for Director. The Board of Directors recommends you vote "fOR" Proposals 2 and 3. The Board of Directors recommends you vote "AGAINST" Proposal 4. for Against Abstain for Against Abstain

M81533-P60014 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: The Allstate Corporation Notice of 2015 Annual Meeting, Proxy Statement and 2014 Annual Report are available at www.proxyvote.com. With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held in the Allstate 401(k) Savings Plan (the "Plan"), you may direct The Northern Trust Company as Trustee of the Plan to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee's duties. If you wish to vote the Allstate shares allocated to the Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card/Voting Instruction Form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to the Plan account, those shares will be considered "unvoted." If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: If the Trustee receives instructions on a timely basis for at least 50% of the votable allocated shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies. THE ALLSTATE cORPORATION Annual Meeting of Stockholders May 19, 2015 11:00 a.m. This Proxy card/Voting Instruction form is solicited on behalf of the Board of Directors You hereby authorize Susan L. Lees, Steven E. Shebik, and Thomas J. Wilson to vote all shares of common stock of The Allstate Corporation that you would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 19, 2015, and at any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him or her. These persons are authorized to vote such shares on the matters shown, and in the manner directed on the reverse hereof and in their discretion on any other matters that may properly come before the meeting. If you return a signed proxy but do not indicate how the shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends. You acknowledge receipt of The Allstate Corporation's Notice of 2015 Annual Meeting and Proxy Statement, dated April 6, 2015, and its 2014 Annual Report. You hereby revoke any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form. Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential. Sign on reverse side

Signature [PLEASE SIGN WITHIN BOX] Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PLEASE "X" HERE ONLy IF yOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON ! THE ALLSTATE CORPORATION ANNUAL MEETINg FOR HOLDERS AS OF 3/20/15 TO BE HELD ON 5/19/15 Your vote is important. Thank you for voting. M81543-P59885 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain SCAN TO VIEW MATERIALS & VOTE w Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 19, 2015. The following materials are available at www.proxyvote.com: Notice of 2015 Annual Meeting, Proxy Statement and 2014 Annual Report Read the Proxy Statement and have the voting instruction form below at hand. Please note that the telephone and Internet voting turns off at 11:59 pm ET the night before the meeting. To vote by Internet 1) Go to website www.proxyvote.com. To vote by Telephone 1) Call 1-800-454-8683. To vote by Mail 1) Check the appropriate boxes on the voting instruction form below. 2) Sign and date the voting instruction form. 3) Return the voting instruction form in the envelope provided. SHAREHOLDER MEETINg REgISTRATION: To vote and/or attend the meeting, go to "shareholder meeting registration" link at www.proxyvote.com. If you do not have access to the Internet you can register by phone at 1-888-247-6053. 2. Advisory vote to approve the executive compensation of the named executive officers. 4. Stockholder proposal on equity retention by senior executives. 3. Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2015. 1d. Herbert L. Henkel 1h. Judith A. Sprieser 1b. Kermit R. Crawford 1f. Andrea Redmond 1j. Thomas J. Wilson 1a. Robert D. Beyer 1e. Siddharth N. Mehta 1i. Mary Alice Taylor 1c. Michael L. Eskew 1g. John W. Rowe 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote AgAINST the following proposal: